As filed with the Securities and Exchange Commission on May 17, 2002
            Registration No. 333-

UNITED STATES  SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under The Securities Act of 1933

STONERIDGE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1598949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

And Subsidiary Guarantors:
STONERIDGE CONTROL DEVICES, INC.
STONERIDGE ELECTRONICS, INC.
(Exact Name of Registrants as Specified in Their Respective Charters)

Massachusetts	04-3493548
Texas	52-2206181
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Nos.)

3714
(Primary Standard Industrial Classification Code Number)

Cloyd J. Abruzzo
Stoneridge, Inc.	Stoneridge, Inc.
9400 East Market Street	9400 East Market Street
Warren, Ohio 44484	Warren, Ohio 44484
(330) 856-2443	(330) 856-2443
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of Registrant’s principal	number, including area code, of agent for service)
executive offices)

Copies to:
Robert M. Loesch, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
(216) 861-7594

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

11½% Senior Notes due 2012	$200,000,000	100%	$200,000,000	$18,400

Guarantees of 11½% Senior Notes due 2012(2)	$200,000,000	—	—	(3)

(1)
Represents the maximum principal amount of maturity of 11½% Senior Notes due 2012 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(2)  The guarantors are wholly owned subsidiaries of Stoneridge, Inc. and have guaranteed the notes being registered.
(3)  Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantees.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May            , 2002.
Prospectus

Stoneridge, Inc.
Exchange Offer For All Outstanding
11½% Senior Notes Due 2012
Of Stoneridge, Inc.

TERMS OF THE EXCHANGE OFFER

•	Stoneridge, Inc. is offering to exchange $200,000,000 aggregate principal amount of registered 11½% Senior Notes due 2012 for all of its original unregistered 11½% Senior Notes due 2012.

•	The terms of the exchange notes are identical in all substantive respects to the terms of the original notes for which they are being exchanged.

•
Subject to the satisfaction or waiver of specified conditions, Stoneridge, Inc. will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

•
The exchange of original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Tax Considerations.”

•	We do not intend to apply for listing of the exchange notes on any exchange or to arrange for them to be quoted on any quotation system.

•	Stoneridge, Inc. will not receive any proceeds from the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2002, unless extended. We do not currently intend to extend the expiration date.

Each Broker-Dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such Broker-Dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, they will make this Prospectus available to any Broker-Dealer for use in connection with any such resale. See “Plan of Distribution.”

See Risk Factors on page 13 for a discussion of factors that should be considered before tendering your original notes in the exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2002.

IMPORTANT TERMS USED IN THIS PROSPECTUS

As used in this prospectus, the terms “we,” “us,” “our” and “Stoneridge” refer to Stoneridge, Inc. and its subsidiaries on a consolidated basis, unless the context requires otherwise. As used in this prospectus, the term “OEMs” refers to Original Equipment Manufacturers of vehicles, including automotive, medium- and heavy-duty truck, agricultural and off-road original equipment manufacturers.

REFERENCE TO ADDITIONAL MATERIAL

This prospectus incorporates important business and financial information about Stoneridge that is not included in or delivered with this prospectus. Such information is available without charge by written or verbal request to Kevin P. Bagby, Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, telephone number 330-856-2443. If you would like to request copies of these documents, please do so by             , 2002, in order to receive them before the expiration of the Exchange Offer. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Because the original notes were sold pursuant to exemptions from registration under the Securities Act they are subject to transfer restrictions. In connection with the issuance of the original notes we entered into a registration rights agreement with the initial purchasers in which we agreed to either: (a) file with the Commission a registration statement covering the exchange notes, use our best efforts to cause the registration statement to become effective under the Securities Act, and upon effectiveness of the registration statement, complete the exchange offer; or (b) cause the original notes to be registered under the Securities Act pursuant to a resale shelf registration statement. Pursuant to the registration rights agreement, we have filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the exchange notes. This prospectus, which constitutes a part of the registration statement, omits certain information contained in the registration statement, and reference is made to the registration statement and the exhibits and schedules thereto for further information with respect to us and the exchange notes offered hereby. This prospectus contains summaries of the material terms of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement. Each such summary is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy such material, including the registration statement (including the exhibits and schedules thereto), at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such material from the Securities and Exchange Commission at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Stoneridge can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where our common shares are listed. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our Securities and Exchange Commission filings at the Securities and Exchange Commission’s website at http://www.sec.gov. Our website is at www.stoneridge.com.

i

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements. These statements include statements regarding the intent, belief or current expectations of Stoneridge, its directors or its officers with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, and (iv) growth opportunities related to awarded business. Forward-looking statements may be identified by the words “will,” “may,” “designed to,” “believes,” “plans,” “expects,” “continue” and similar expressions. These forward-looking statements are contained principally under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include those described in “Risk Factors” as well as:

•	the loss of a major customer;

•	a further decline in automotive, medium- and heavy-duty truck or agricultural vehicle production;

•	the failure to achieve successful integration of any acquired company or business;

•	delay of platforms by manufacturers;

•	a decline in general economic conditions in any of the various countries in which we operate;

•	labor disruptions at our facilities or at any of our significant customers or suppliers;

•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis;

•	our significant amount of debt and the restrictive covenants contained in the agreements governing our debt;

•	customer acceptance of new products;

•	capital availability or costs, including changes in interest rates or market perceptions of our company;

•	changes by the Financial Accounting Standards Board or the Securities and Exchange Commission of authoritative generally accepted accounting principles or policies;

•	the impact of laws and regulations, including environmental laws and regulations; and

•	the occurrence or non-occurrence of circumstances beyond our control.

ii

PROSPECTUS SUMMARY

This summary highlights material information about our Company and this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read this prospectus in its entirety, including the information incorporated by reference.

Our Company

General

Founded in 1965, Stoneridge is a leading, technology driven, independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Our custom-engineered products are predominantly sold on a sole-source basis and consist of application-specific control devices, sensors, vehicle management electronics and power and signal distribution systems. Our products improve the performance, safety, convenience and environmental monitoring capabilities of our customers’ vehicles. For the twelve months ended March 31, 2002, our net sales and EBITDA were $586.1 million and $68.4 million, respectively.

We expect demand for our products to continue to increase due to the trend from mechanical based components and systems toward increased electrical and electronic components and systems. The increased demand is expected to be driven by vehicle manufacturers’ efforts to add functionality, increase safety, improve vehicle operating efficiency and differentiate their products.

Approximately 57.9% of our 2001 net sales were derived from the automotive market, while the remaining 42.1% were derived from the medium- and heavy-duty truck, agricultural and off-road vehicle markets. We have long-standing relationships with our major customers, including Ford Motor Company, General Motors Corporation, DaimlerChrysler AG, Navistar International Corporation, Deere & Company and Volvo Truck. We are largely a Tier I supplier to the OEM market. When we do supply other Tier I suppliers, the purchasing decision is typically made by the OEMs. In recent years our business has become increasingly global, with 14.8% of our 2001 net sales being derived from our European and other international operations and the balance being derived from our North American operations. We are headquartered in Warren, Ohio, and have 14 facilities in North America, 11 in Europe and four in South America.

Our Products

We design, develop and manufacture electrical and electronic products in four groups—the four elements of every vehicle’s electrical system. Stoneridge has a significant market presence in each of the four product groups and the ability to combine those technologies and products to bring integrated systems and modules to the market. These four product groups are described below:

($ in millions) Product Group	2001 Net Sales	% of Total	Description

Control Devices	$204.3	35.0%
Hidden switches for cruise control, brakes, airbags, powertrain function, fuel shut-off and seat track positioning;
driver-activated switches for headlights, defrosters, heated seats and ignition; and actuators for power door locks, and for changing from two-  to four-wheel drive and dual fuel tanks

($ in millions) Product Group	2001 Net Sales	% of Total	Description

Sensors	143.3	24.5	Devices for measuring changes in pressure, fluid level, temperature, speed and position

Vehicle Management Electronics	116.5	19.9	Electronic instrument clusters, electronic control units, driver information and transportation monitoring systems and power conversion products

Power and Signal Distribution	120.4	20.6
Power distribution systems that regulate, coordinate and direct the operation of the entire electrical system within a vehicle or compartment, including custom connection systems and advanced multiplexed systems

Total	$584.5	100.0%

Our Industry

Our end markets have been and continue to be influenced by several trends which we believe will enhance our strategic position and growth prospects:

•
Increasing Vehicle Electronic Content.    As OEMs seek to increase safety, performance and convenience, the number and value of electrical and electronic components used in vehicles continues to increase. The growth rate of electrical and electronic components and systems is expected to outpace growth in the automotive industry generally by more than 3.5 times from 2000 to 2010.

•
Supplier Consolidation.    The OEM supply industry has been experiencing significant consolidation as OEMs, in seeking to lower costs and improve quality, are increasingly purchasing complete systems and modules rather than discrete components or parts. As a result, OEMs have been actively reducing their supplier base and are more frequently awarding long-term, sole-source supply arrangements to suppliers that offer extensive design and engineering capabilities, broad product lines and proven integration capabilities.

•
Globalization and Global Sourcing.    OEMs are increasingly designing “global” platforms—a basic structure of a vehicle that can accommodate different features, while concurrently being produced or developed in two or more regions. Accordingly, Tier I suppliers must have the capacity to support global programs in order to compete for new business awards. We believe that this shift towards globalization and standardization will have a large impact on automotive parts suppliers, who should experience a reduction in production costs through increased economies of scale as OEMs reduce variations in components.

Our Strengths

We have been successful at winning significant new business in competitive situations. We attribute our success to our strong technical resources, which enable us to innovate new technologies and solutions. We are able to bring these solutions to our customers quickly due to our lean and flexible organization.

Design Stage Customer Relationships

We work with OEMs throughout the production process. Working in partnership with our customers, our engineers and designers allow us to leverage our knowledge of vehicle electrical and electronic systems to develop custom-engineered, application-specific solutions that address particular vehicle requirements. As a result of these collaborative working relationships, we are typically awarded sole-supplier status on vehicle programs. We believe that our significant net new business awards, which at the end of 2001 totaled approximately $230 million (for 2002 and beyond), validate our customer relationship strategy and our engineering and design capabilities. These alignments have resulted in long-term relationships with our primary customers.

Technology Leadership

To facilitate development of innovative products, we continue to invest in research and development and have entered into several strategic alliances focused on advanced technology design. We provide technologically advanced products by regularly updating and enhancing our product line and introducing high value-added, low cost, application-specific products. For example, our seat track position sensor recognizes the position of the seat and instructs the airbag at what level to inflate. We refer to these products with increased functionality as “smart” products.

Complete Systems and Modules Capability

Our ability to integrate individual components into modules enables us to become a design stage partner and program manager with our customers. Our customers are increasingly seeking suppliers capable of manufacturing complete systems and modules. Systems integration and module development by suppliers allow OEMs to focus on the vehicle’s overall design, assembly, branding and marketing. We focus on building modular systems where through the design and development of these systems we can increase our products’ penetration rate.

We work closely with our major suppliers in the design and delivery of complete systems and modules to ensure compatible component design, high quality, low-cost production and simultaneous exchange of production data. We increasingly utilize highly efficient systems to manage our supply chain, including electronic order entry via EDI and our website on the World Wide Web.

Continuous Improvement of Manufacturing Operations

We continuously improve manufacturing efficiency through the implementation of lean manufacturing initiatives. A large component of our culture is to encourage continuous improvement in our production and other operational processes including cost reduction and quality assurance programs. These efforts have resulted in enhanced product quality and reduced inventory costs. Our efforts have also increased the reliability of our products and decreased warranty and service costs. This improved manufacturing flexibility enables our facilities to produce components, modules and systems at multiple levels in a cost-effective manner, and allows us to meet the just-in-time delivery schedules of many of our customers.

Diversified Revenue Base

Our diversified customer base, multiple end markets and broad product offerings serve to diversify our revenue base. Ford Motor Company, General Motors Corporation, DaimlerChrysler AG and Navistar International Corporation accounted for 18%, 17%, 15% and 12% of our 2001 net sales, respectively, and no other customer accounted for more than 10% of our net sales.

Global Capabilities and Knowledge Sharing

Our global capabilities and knowledge sharing enable us to provide customers with engineering and logistics support and low-cost manufacturing capabilities. Our international facilities enable us to provide global sourcing capabilities to our customers. We have capitalized on our global presence by sharing our institutional knowledge base and expertise with our various foreign and domestic operations to design and manufacture our products worldwide.

Experienced Management Team with Significant Ownership Interest

On average, our top six senior executives have 24 years of experience in the OEM supply industry, over half of which on average have been at Stoneridge. Under current management, our net sales grew at a compound annual rate of 13.2% from 1995 to 2001. Our executive officers and directors beneficially own approximately 43% of Stoneridge’s common shares.

Our Strategy

Our strategic objective is to maximize return on invested capital by leveraging our strong market position, technical and manufacturing capabilities and our growing international presence to take advantage of the increasing demand for electrical and electronic components, systems and modules.

Focus on Technological Advancement and “Smart” Products

In order to increase our vehicle platform penetration, we continue to invest in our technology and design capabilities. These development efforts have resulted in the introduction of a number of new products. As the demand for increasingly sophisticated electronic systems and components continues to grow, we intend to continue to actively work with our customers to develop “smart” products that help our OEM customers meet regulatory requirements for performance, safety and environmental impact, while satisfying customer demand for convenience, enhanced warranties, product differentiation and lower-cost vehicles. We are proactively managing the technology of next-generation products in order to sustain our competitive advantage in the key technology areas where we are recognized as a leader.

Concentrate on High Value-Added, Application-Specific, Sole-Sourced Products

We concentrate our development and manufacturing efforts on high value-added, application-specific products. These products generally carry higher profit margins than standard components and allow a supplier to differentiate its product offering from its competitors. Application-specific products are also more likely than “off the shelf” products to be sold on a sole-source basis and are more likely to create long-term customer relationships.

Capitalize on Module and System Opportunities

As customers seek ways to improve quality, reduce costs, add functionality and achieve mass customization, OEMs are increasingly looking for fully integrated modules and systems that offer significant cost savings and improved quality. We have the proven program management capabilities to capitalize on this trend by combining our individual parts and components into fully integrated modules, systems or subsystems.

Further Expand International Operations

OEMs are increasingly requiring suppliers to provide components on a global basis as vehicle platforms are standardized across geographic markets. We are also seeking to relocate additional production to lower cost international locations where appropriate.

Our principal executive offices are located at 9400 East Market Street, Warren, Ohio 44484, and our telephone number is (330) 856-2443. Our Common Shares are listed on the New York Stock Exchange under the symbol “SRI.”

The Exchange Offer

The Initial Offering of Senior Notes
On May 1, 2002, we issued in a private placement 11½% Senior Notes due 2012 (the “original notes”) to Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NatCity Investments, Inc. among others. We refer to these parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the original notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States under Regulation S.

Registration Rights Agreement
Contemporaneously with the initial sale of the original notes, we entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to use our reasonable best efforts to file this registration statement with the SEC and to complete this exchange offer as promptly as possible. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including the right to require us to register any outstanding notes that you do not exchange or to pay you liquidated damages.

The Exchange Offer
We are offering to exchange the $200 million aggregate principal 11½% Senior Notes due 2012 (the “exchange notes”), which have been registered under the Securities Act, for the same aggregate principal amount of our original unregistered 11½% Senior Notes due 2012.

The terms of the exchange notes are identical in all material respects to the terms of the original notes for which they are being exchanged.

The original notes may be tendered only in $1,000 increments. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

The new registered exchange notes will evidence the same debt as the old original notes and will be issued under and entitled to the benefits of the same indenture that governs the old original notes. Holders of original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of original notes will have no registration rights.

If You Fail to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding original notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Notes	If you wish to tender your outstanding notes for exchange notes, you must:

•	complete and sign the enclosed letter of transmittal by following the related instructions; and

•
send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Resale of the Exchange Notes
Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of business;

•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

•	you are not an affiliate of ours;

•	you are not a broker-dealer tending outstanding notes acquired directly from us for your account; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make similar determination with respect to this exchange offer. If any of these conditions are not satisfied (or if our belief is not accurate) and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the 11½% Senior Notes on , 2002.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2002, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.

Exchange Agent	Fifth Third Bank is serving as exchange agent for the exchange offer.

Special Procedures for Beneficial Owners
If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer – Procedures for Tendering.”

Withdrawal Rights
You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer – Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes for which they are being exchanged, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture. We use the term “notes” in this prospectus to collectively refer to the original notes and the exchange notes.

Issuer	Stoneridge, Inc.

Notes Offered	$200,000,000 aggregate principal amount of 11½% Senior Notes due 2012.

Maturity	May 1, 2012.

Interest Payments	May 1 and November 1, commencing November 1, 2002.

Ranking
The notes will be unsecured and will rank equally with all of our existing and future senior debt and senior to any of our future subordinated debt. The notes will be effectively subordinated to all of our existing and future secured debt, including our obligations under the new credit facility, to the extent of the assets securing such debt, and any debt and other liabilities of our subsidiaries that are not guarantors. The guarantees of the notes by our subsidiaries that are guarantors will be unsecured and will rank equally with all existing and future senior debt of such guarantors and senior to any future subordinated debt of such guarantors and will be effectively subordinated to all secured debt of such guarantors, including the obligations of such guarantors under the new credit facility, to the extent of the assets securing such debt. As of March 31, 2002, on a pro forma basis as if the offering had occurred on that date, we and the guarantors would have had approximately $100.0 million of debt outstanding and approximately $97.8 million of unused commitments, net of outstanding letters of credit, under our new credit facility, all of which is secured. In addition, our non-guarantor subsidiaries had approximately $4.5 million of debt outstanding as of March 31, 2002.

Guarantees
Both of our existing domestic wholly owned subsidiaries will fully and unconditionally guarantee the notes on a joint and several basis. Subject to certain exceptions, our future domestic restricted subsidiaries that incur indebtedness will be required to execute a similar guarantee.

Optional Redemption
At any time on or after May 1, 2007, we may redeem the notes in whole or in part, at a redemption price of 105.75% of their principal amount, declining ratably to their principal amount after May 1, 2010, plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Certain
Equity Offerings
At any time and from time to time on or prior to May 1, 2005, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, provided that:

• at least 65% of the aggregate principal amount of all notes issued under the indenture remain outstanding afterward.

• at least 65% of the aggregate principal amount of all notes issued under the indenture remain outstanding afterward.

Change of Control
Upon a change of control with respect to Stoneridge, you will have the right, as a holder of notes, to require us to purchase all of your notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. We might not be able to pay you the required price for notes you request us to purchase at that time because we may not have enough funds, or the terms of our other debt may prevent us from paying you. See “Description of the Notes—Change of Control.”

Asset Sales
If we engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a period of time, prepay debt under our new credit facility or make an offer to purchase that principal amount of the notes equal to the excess net cash proceeds at a purchase price equal to 100% of the notes to be purchased, plus accrued and unpaid interest, if any, to the purchase date.

Restrictive Covenants	We will issue the notes under an indenture between us and Fifth Third Bank, as trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:

• incur more debt;

• create liens;

• pay dividends and make distributions or repurchase stock;

• make investments;

• merge or consolidate or transfer or sell assets;

• issue stock of subsidiaries; and

• engage in transactions with affiliates.

These covenants are subject to a number of important exceptions and limitations which are described under the heading “Description of the Notes.” Immediately following the offering, each of our subsidiaries (other than AlphaConn do Brazil) will be restricted for purposes of the indenture.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for each of the five years ended December 31, 2001, the three months ended March 31, 2001 and 2002 and the twelve months ended March 31, 2002. Certain selected unaudited pro forma consolidated financial data is presented for the year ended December 31, 2001 and the three and twelve months ended March 31, 2002. The selected historical consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto (which are incorporated by reference) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein. The selected historical consolidated financial data as of and for each of the five years ended December 31, 2001 were derived from our consolidated financial statements, which were audited by Arthur Andersen LLP, our independent public accountants. The selected historical consolidated financial data as of and for the three months ended March 31, 2001 and 2002 and the twelve months ended March 31, 2002 were derived from our unaudited consolidated financial statements.

	Years ended December 31,					Three months ended March 31,		Twelve months ended March 31, 2002
	1997	1998	1999 (3)	2000	2001	2001	2002
	(audited)					(unaudited)		(unaudited)
	(in thousands, except ratios)
Operating Data:
Net sales	$449,506	$503,821	$675,221	$667,192	$584,468	$156,154	$157,744	$586,058
Cost of goods sold	341,314	379,582	487,349	496,080	449,386	118,023	118,462	449,825

Gross profit	108,192	124,239	187,872	171,112	135,082	38,131	39,282	136,233
Selling, general and administrative expenses (1)	55,826	67,517	90,567	95,946	99,587	25,260	21,638	95,965

Operating income	52,366	56,722	97,305	75,166	35,495	12,871	17,644	40,268
Interest expense, net	3,204	686	30,741	29,492	31,308	7,934	8,622	31,996
Other expense (income), net	(1,733)	—	(458)	(1,120)	291	197	100	194

Income before income taxes	50,895	56,036	67,022	46,794	3,896	4,740	8,922	8,078
Income taxes (2)	3,931	22,636	25,850	14,085	950	1,683	3,345	2,612

Net income (1)(2)	$46,964	$33,400	$41,172	$32,709	$2,946	$3,057	$5,577	$5,466

Balance Sheet Data:
Working capital	$44,856	$42,184	$77,112	$80,069	$46,399	$87,041	$45,300	$45,300
Total assets (3)	235,073	638,116	698,309	696,995	666,843	704,421	677,891	677,891
Total debt (3)	9,595	343,937	357,651	330,641	291,341	332,972	281,987	281,987
Shareholders’ equity	157,210	190,542	231,628	262,186	259,607	260,452	265,787	265,787
Other Data:
Product development expense	$14,114	$17,418	$21,976	$26,750	$26,996	$6,564	$6,842	$27,274
Capital expenditures	12,256	10,919	17,589	28,720	23,968	6,044	4,249	22,173
Depreciation and amortization	13,237	14,422	27,850	28,680	29,568	7,147	5,709	28,130
EBITDA (4)	65,603	71,144	125,155	103,846	65,063	20,018	23,353	68,398
Ratio of earnings to fixed charges (5)	11.7x	25.7x	3.1x	2.4x	1.1x	1.5x	2.0x	1.2x
Unaudited Pro Forma Financial Data (6):
Ratio of earnings to fixed charges (5)					1.1x		1.9x	1.2x

(1)
In January 2002, we adopted SFAS No. 142. Under SFAS 142, goodwill is no longer subject to amortization. Prior to January 1, 2002, we included goodwill amortization in selling, general and administrative expenses in our income statements. The unaudited pro forma consolidated net income as though SFAS 142 had been in effect as of January 1, 1997 is as follows:

	Years ended December 31,					Three months ended March 31,		Twelve months ended March 31, 2002
	1997	1998	1999 (3)	2000	2001	2001	2002
	(unaudited)
	(in thousands)
Reported net income	$46,964	$33,400	$41,172	$32,709	$2,946	$3,057	$5,577	$5,466
Add back: Goodwill amortization, net of tax	1,319	1,319	6,445	6,770	6,809	1,735	—	5,074

Adjusted net income	$48,283	$34,719	$47,617	$39,479	$9,755	$4,792	$5,577	$10,540

(2)
Prior to our initial public offering (“IPO”) in October 1997, we were taxed as an S corporation. Concurrent with our IPO, we terminated our S corporation status, making us subject to federal, state and foreign income taxes. Had the S corporation termination been effective as of December 31, 1996, income taxes would have been $21,181, and net income would have been $29,714, for the year ended December 31, 1997.

(3)
Total assets and debt as of December 31, 1998 include the balance sheet of Hi-Stat Manufacturing Co., Inc. (“Hi-Stat”), acquired on December 31, 1998, as well as the proceeds from our existing credit facility used to finance the acquisition. Hi-Stat’s operating results are reflected in operations effective January 1, 1999.

(4)
“EBITDA” is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flows from operations as determined by generally accepted accounting principles.

(5)
For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before taxes, fixed charges, undistributed earnings and minority interests. “Fixed charges” consist of interest on debt, amortization of deferred financing fees and that portion of rental expenses deemed representative of interest (deemed to be one-third of rental expenses).

(6)
The unaudited pro forma financial data gives effect to the offering of the notes and the initial borrowings under our new credit facility and the application of the net proceeds therefrom. See “Use of Proceeds.” For purposes of calculating pro forma interest expense on our new term loan facility and our new revolving facility, the weighted average interest rate used was 5.2%. Additionally, it was assumed that all existing interest rate swaps were terminated at the fair value price of the instruments.

RISK FACTORS

Prospective participants in the exchange offer should consider carefully all of the information contained in this prospectus in connection with the exchange offer. The risk factors set forth below (with the exception of the first risk factor) are generally applicable to the original notes as well as the exchange notes.

Risks Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the exchange notes, you may not be able to resell them.

The exchange notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any trading market that may develop; the ability of holders to sell their exchange notes; or the price at which the holders will be able to sell their exchange notes.

We understand that certain of the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

Risk Factors Related to Investment in the Exchange Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes. This debt could also adversely affect our operating flexibility and put us at a competitive disadvantage.

After the offering, we will have a substantial amount of debt. This debt will require significant interest payments. We expect that we would have had indebtedness for money borrowed of about $304.5 million at

March 31, 2002, on a pro forma basis as if the offering had occurred on that date. Subject to the limits contained in the indenture governing the notes and our new credit facility, we and our subsidiaries may incur additional debt from time to time to finance capital expenditures, investments or acquisitions, or for other general corporate purposes.

Our substantial level of debt and these significant demands on our cash resources could have important effects on your investment in the exchange notes. These effects may include:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	making it more difficult for us to obtain additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes;

•	requiring a substantial portion of our cash flow to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our financial flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to less leveraged competitors; and

•	increasing our cost of borrowing.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon our future operating performance. If we are unable to service our debt and fund our business, we may be forced to reduce or delay capital expenditures, seek additional debt financing or equity capital, restructure or refinance our debt or sell assets.

Our operations will be substantially restricted by the terms of our debt, which could adversely affect us and increase your credit risk.

The indenture relating to the notes and our new credit facility will include a number of significant restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things, restrict our ability to:

•	dispose of assets;

•	incur liens, guarantees or additional debt;

•	engage in sale-leaseback transactions;

•	pay dividends or make distributions;

•	enter into investments or acquisitions;

•	engage in transactions with affiliates;

•	repurchase or redeem capital stock; and

•	engage in mergers or consolidations.

In addition, our new credit facility will require us to maintain certain financial ratios and meet other financial tests. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in lenders not being required to advance any more funds to us, as well as our being required to repay the borrowings under our new credit facility before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, the lenders under our new credit facility could foreclose on our assets. If we were able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely impacted by increased costs and rates.

Despite our debt levels, we may still be able to incur significantly more debt.

Despite the restrictions and limitations described above, we may be able to incur significant additional indebtedness. Our new credit facility is expected to permit additional borrowings after the offering of the notes, and the indenture governing the notes also will permit us to incur additional indebtedness in specified circumstances.

The notes are unsecured and effectively subordinated to all of our secured debt.

The notes will not be secured. Our new credit facility will be secured by (i) substantially all of our domestic assets, (ii) 100% of the capital stock of our domestic subsidiaries and (iii) up to 65% of the capital stock of our foreign subsidiaries. If we become insolvent or are liquidated, or if payment under our new credit facility or any other secured debt obligations that we may have from time to time is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our secured debt to the extent of the assets securing such debt in the event of our bankruptcy or liquidation.

As of March 31, 2002, on a pro forma basis as if the offering had occurred on that date, we would have had approximately $100.0 million of consolidated secured debt outstanding, all under our new credit facility, as well as $97.8 million undrawn capacity under our new credit facility, net of outstanding letters of credit. In addition, our non-guarantor subsidiaries had approximately $4.5 million of debt outstanding as of March 31, 2002. See “Description of Credit Facility.” In addition, subject to the terms of the indenture governing the notes, we will be permitted to borrow substantial additional indebtedness, including secured debt, in the future.

Not all of our subsidiaries will guarantee the notes, and assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Some of our subsidiaries will not be guarantors of the notes. Payments on the notes will only be required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the notes unless those assets are transferred (by dividend or otherwise) to us or a subsidiary guarantor.

In the event that any of the non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of such non-guarantor subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the debt and other liabilities of the non-guarantor subsidiaries.

As of March 31, 2002, the non-guarantor subsidiaries represented approximately 11.2% of our non-current assets, and for the three-months then ended approximately 22.0% of our consolidated net sales (excluding intercompany sales). Immediately following the offering, the non-guarantor subsidiaries will consist of all of our foreign subsidiaries. To the extent we expand our international operations, a larger percentage of our consolidated assets, net sales, EBITDA and operating income may be derived from non-guarantor foreign subsidiaries. Our ability to repatriate cash from foreign subsidiaries may be limited. See
“—Risk Factors Related to Our Business—We are subject to risks related to our international operations.”

The subsidiary guarantees raise fraudulent transfer issues, which could impair the enforceability of the subsidiary guarantees.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any subsidiary guarantee if it found that the subsidiary guarantee was incurred with actual intent to hinder, delay or defraud creditors or the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for the subsidiary guarantee and the subsidiary guarantor was any of the following:

•	insolvent or was rendered insolvent because of the subsidiary guarantee;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

If a court voided a subsidiary guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, noteholders would cease to have a claim against the subsidiary guarantor and would be solely creditors of Stoneridge and any other subsidiary guarantors.

We may not have sufficient funds or be permitted by our other senior debt to purchase notes upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all outstanding notes. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes, or that restrictions in our new credit facility or other senior debt we may incur in the future would permit us to make the required repurchases. For the foreseeable future, we expect covenants in our new credit facility will not permit us to make the required repurchases. A change of control could, therefore, result in a default under our new credit facility and could cause the acceleration of our debt. The inability to repay such debt, if accelerated, and to purchase all of the tendered notes, would constitute an event of default under the indenture.

Risk Factors Related to Our Business

The loss of any of our major customers could adversely affect our future revenues.

We are dependent on a small number of principal customers for a significant percentage of our net sales. In 2001, Ford Motor Company, General Motors Corporation, DaimlerChrysler AG and Navistar International Corporation accounted for 18%, 17%, 15% and 12%, respectively, of our net sales. The loss of any significant portion of our sales to these customers or any other significant customers would have a material adverse impact on our results of operations and financial condition. The contracts we have entered into with many of our customers provide for supplying the customers’ requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, which is generally three to seven years. Therefore, the loss of a contract for a major model or a significant decrease in demand for certain key models or group of related models sold by any of our major customers could have a material adverse impact on our results of operations and financial condition by reducing cash flows and our ability to spread costs over a larger revenue base. We also compete to supply products for successor models and are subject to the risk that the customer will not select us to produce products on any such model, which could have a material adverse impact on our results of operations and financial condition.

Our business is cyclical and seasonal in nature and further downturns in the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle industries could reduce the sales and profitability of our business.

The demand for our products is largely dependent on the domestic and foreign production of automobiles, medium- and heavy-duty trucks, agricultural and off-road vehicles. The markets for our products have historically been cyclical, because new vehicle demand is dependent on, among other things, consumer spending and is tied closely to the overall strength of the economy. Because our products are used principally in the production of vehicles for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets, our sales, and therefore our results of operations, are significantly dependent on the general state of the economy and other factors which affect these markets. Recent production cuts announced by the three largest automakers, including General Motors Corporation, and cutbacks in medium- and heavy-duty truck production, have adversely affected us. A further decline in automotive, medium- and heavy-duty truck and agricultural vehicle production could adversely impact our results of operations and financial condition. In 2001, approximately 57.9% of our net sales were made to the automotive market and approximately 42.1% were derived from the medium- and heavy-duty truck and agricultural vehicle markets. Seasonality experienced by the automotive industry also impacts our operations. We typically experience decreased sales during the third quarter of each year due to the impact of scheduled OEM plant shutdowns in July for vacations and new model changeovers. The fourth quarter is also impacted by plant shutdowns for the holidays.

Consolidation among vehicle parts customers and suppliers could make it more difficult for us to compete favorably.

Since the early 1980s the OEM supply industry has undergone a significant consolidation as OEMs have sought to lower costs, improve quality and increasingly purchase complete systems and modules rather than separate components. As a result of the cost focus of these major customers, we have been, and expect to continue to be, required to reduce prices. Because of these competitive pressures, we cannot assure you that we will be able to increase or maintain gross margins on product sales to OEMs. Furthermore, the trend toward consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger, consolidated companies, our results of operations and financial condition could be adversely affected.

We may not be able to successfully integrate acquisitions into our business.

A portion of our growth in sales and earnings has been generated from acquisitions and subsequent improvements in the performance of the businesses acquired. We expect to continue a strategy of selectively identifying and acquiring businesses with complementary products. We cannot assure you that any business acquired by us will be successfully integrated with our operations or prove to be profitable. We could incur substantial indebtedness in connection with our acquisition strategy. Covenant restrictions relating to such indebtedness could restrict our ability to pay dividends, fund capital expenditures, consummate additional acquisitions and could significantly increase our interest expense. We anticipate that acquisitions could occur in geographic markets, including foreign markets, in which we do not currently operate. As a result, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Any failure to successfully integrate such acquisitions could have a material adverse impact on our results of operations and financial condition.

Our business is very competitive and increased competition could reduce our sales.

Markets for our products are highly competitive. We compete based on quality, service, price, performance, timely delivery and technological innovation. Many of our competitors are more diversified and have greater financial and other resources than we do. In addition, with respect to certain of our products, some of our competitors are divisions of our OEM customers. We cannot assure you that our business will not be adversely affected by competition or that we will be able to maintain our profitability if the competitive environment changes.

We must implement and sustain a competitive technological advantage in producing our products to compete effectively.

Our products are subject to changing technology, which could place us at a competitive disadvantage relative to alternative products introduced by competitors. Our success will depend on our ability to continue to meet customers’ changing specifications with respect to quality, service, price, timely delivery and technological innovation by implementing and sustaining competitive technological advances. Our business may, therefore, require, significant ongoing and recurring additional capital expenditures and investment in research and development and manufacturing and management information systems. We cannot assure you that we will be able to achieve the technological advances or introduce new products that may be necessary to remain competitive. Our inability to continuously improve existing products and to develop new products and to achieve technological advances could have a material adverse impact on our results of operations and financial condition.

We may experience increased costs associated with labor unions that could adversely affect our financial performance and results of operations.

As of March 31, 2002, we had approximately 5,768 employees, approximately 1,512 of whom were salaried and the balance of whom were paid on an hourly basis. Certain employees located in Chihuahua, Mexico, Orebro and Stockholm, Sweden and Dundee, Scotland are represented by unions. We cannot assure you that more of our employees will not be covered by collective bargaining agreements in the future or that any of our facilities will not experience a work stoppage or other labor disruption. Any prolonged labor disruption involving our employees, employees of our customers, a large percentage of which are covered by collective bargaining agreements, or employees of our suppliers could have a material adverse impact on our results of operations and financial condition by disrupting our ability to manufacture our products or the demand for our products.

Compliance with environmental and other governmental regulations could be costly and require us to make significant expenditures.

Our operations are subject to various federal, state, local and foreign laws and regulations governing, among other things:

•	the discharge of pollutants into the air and water;

•	the generation, handling, storage, transportation, treatment and disposal of waste and other materials;

•	the cleanup of contaminated properties; and

•	the health and safety of our employees.

We believe that our business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. The operation of our manufacturing facilities entails risks and we cannot assure you that we will not incur material costs or liabilities in connection with these operations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

In addition, although we intend to conduct “Phase I” environmental assessments in connection with acquisitions in the United States of acquired businesses and additional testing (if deemed appropriate under the circumstances) in order to minimize the risks of encountering material environmental problems resulting from such acquisitions, there can be no assurance that we will not discover material unanticipated environmental problems requiring significant expenditures for corrective action or remediation following such acquisitions.

We rely on key management.

Our success will depend, in part, on the efforts of our executive officers and other key employees, including Cloyd J. Abruzzo, Kevin P. Bagby, Gerald V. Pisani, Thomas A. Beaver, Sten Forseke and Michael J. Bagby. In addition, the market for qualified personnel is competitive and our future success will depend on, among other factors, our ability to continue to attract and retain these personnel, particularly engineering personnel. We do not have employment agreements with, or “key man” life insurance on, any of our employees. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on our results of operations and financial condition due to disruptions in leadership and the continuity of our business relationships.

We may incur material product liability costs.

We are subject to the risk of exposure to product liability claims in the event that the failure of any of our products results in personal injury or death and we cannot assure you that we will not experience material product liability losses in the future. In addition, if any of our products prove to be defective, we may be required to participate in government-imposed or OEM-instituted recalls involving such products. We maintain insurance against such product liability claims, but we cannot assure you that such coverage will be adequate for liabilities ultimately incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us that exceeds available insurance coverage or a requirement to participate in any product recall could have a material adverse impact on our results of operations and financial condition.

We are subject to risks related to our international operations.

Approximately 14.8% of our net sales in 2001 were derived from sales of our European and other international operations, and European and other international non-current assets accounted for approximately 10.8% of our non-current assets as of December 31, 2001. International sales and operations are subject to significant risks, including, among others:

•	political and economic instability;

•	restrictive trade policies;

•	economic conditions in local markets;

•	currency exchange controls;

•	labor unrest;

•	difficulty in obtaining distribution support and potentially adverse tax consequences; and

•	the imposition of product tariffs and the burden of complying with a wide variety of international and U.S. export laws.

Additionally, to the extent any portion of our net sales and expenses are denominated in currencies other than U.S. dollars, changes in exchange rates could have a material adverse impact on our results of operations and financial condition.

The prices that we can charge some of our customers are predetermined and we bear the risk of costs in excess of our estimates.

Our supply agreements with some of our customers require us to provide our products at predetermined prices. In some cases, these prices decline over the course of the contract. The costs that we incur in fulfilling these contracts may vary substantially from our initial estimates. Unanticipated cost increases may occur as a result of several factors, including increases in the costs of labor, components or materials. In some cases, we are permitted to pass on to our customers the cost increases associated with specific materials. Cost overruns that we cannot pass on to our customers could adversely impact our business, results of operations and financial condition.

We are dependent on the availability of raw materials.

We require substantial amounts of raw materials and substantially all raw materials we require are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. Any change in the supply of, or price for, these raw materials could materially affect our operating results.

Risk Factor Related to Arthur Andersen LLP

The loss of auditing services of Arthur Andersen LLP could impair our ability to access the capital markets, make timely filings with the Securities and Exchange Commission and comply with our registration obligations in respect of the notes.

Arthur Andersen LLP is our independent public accountants and provides us with auditing and audit-related services, including an audit of audited financial statements, and a review of our unaudited interim financial statements, included in this offering memorandum. On March 14, 2002, the United States Department of Justice obtained an indictment against Arthur Andersen LLP on a single count of obstruction of justice in connection with a matter unrelated to us or our financial statements. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen LLP, and interim financial statements reviewed by it, so long as Arthur Andersen LLP is able to make certain representations to its clients. If Arthur Andersen LLP is unable to make the required representations to us, or if the Securities and Exchange Commission otherwise ceases accepting financial statements audited or reviewed by Arthur Andersen LLP for any other reason, or if for any other reason Arthur Andersen LLP is unable to perform required audit or audit-related services for us, it could impair our ability to access the capital markets, make timely filings with the Securities and Exchange Commission and comply with our registration obligations in respect of the notes. In any such case, we are prepared to immediately engage new independent public accountants. However, we cannot assure you that we could engage new independent public accountants in a timely manner and/or without incurring significant cost.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement that we entered into in connection with the private offering of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

Our net proceeds from the private offering of the original notes, after deducting initial purchaser discounts and expenses, were approximately $193.7 million. Concurrently with the offering of the notes, we entered into a new $200.0 million credit facility. We used the net proceeds from the private offering of the original notes along with the new credit facility to repay $263.8 million in outstanding indebtedness under the old credit facility and $5.8 million to terminate our existing interest rate swaps. At the time of repayment, the interest rates on our $100.0 revolving facility and $150.0 Term A facility were either (i) the prime rate plus a margin of 2.75% or (ii) LIBOR plus a margin of 4.25%. The interest rate on our $175.0 Term B facility was either (i) the prime rate plus a margin of 3.75% or (ii) LIBOR plus a margin of 5.25%. Each of these facilities required additional interest of 1.00% on the aggregate unpaid principal balance payable on the expiration date. The $100.0 million revolving facility and the $150.0 million Term A facility were due to expire on December 31, 2003, and the $175.0 million Term B facility was due to expire on December 31, 2005.

CAPITALIZATION

The following table sets forth our unaudited historical capitalization as of March 31, 2002, and our unaudited pro forma capitalization as of such date after giving effect to the offering of the notes and the initial borrowings under our new credit facility and the application of the net proceeds therefrom. This information should be read in conjunction with our consolidated financial statements and notes thereto and other financial data included elsewhere or incorporated by reference in this offering memorandum. See “Selected Consolidated Financial Data.”

	As of March 31, 2002
	Actual	As Adjusted
Cash and cash equivalents	$4,836	$9,877

Current portion of long-term debt	$40,975	$1,788
Long-term debt:
Existing credit facility (1):
Revolving facility	51,355	—
Term Loan A	62,072	—
Term Loan B	164,066	—
New credit facility (2):
Revolving facility	—	—
Term loan facility	—	100,000
11½% Senior Notes due 2012	—	200,000
Other long-term debt	4,494	4,494
Less current portion	(40,975)	(1,788)

Total long-term debt, less current portion	241,012	302,706

Total debt	281,987	304,494
Total shareholders’ equity	265,787	259,922

Total capitalization	$547,774	$564,416

(1)	In connection with the offering of the notes, our existing credit facility was refinanced and replaced by our new credit facility.
(2)
Concurrently with, and as a condition to, the offering of the notes, we entered into a new credit facility. Our new credit facility is comprised of a $100.0 million revolving facility, which may be increased to $150.0 million subject to receiving commitments therefor and subject to such increase constituting “Permitted Indebtedness” under the indenture governing the notes, and a $100.0 million term loan facility. As of March 31, 2002, on a pro forma basis as if the offering had occurred on that date, approximately $100.0 million would have been outstanding under our new credit facility. The availability of revolving loans under our credit facility is subject to there not occurring any events of default and compliance with covenants.

MANAGEMENT’S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Three Months Ended March 31, 2002 Compared To Three Months Ended March 31, 2001

Net Sales.    Net sales for the first quarter of 2002 increased by $1.6 million, or 1.0%, to $157.7 million from $156.2 million for the same period in 2001. Sales for the quarter were favorably impacted by increased North American light vehicle builds mitigated by continued weakness in the commercial vehicle markets.

Sales for the first quarter of 2002 for North America increased $0.2 million to $133.2 million from $133.0 million for the same period in 2001. North American sales accounted for 84.4% of total sales for the first quarter of 2002 compared with 85.2% for the same period in 2001. Sales for the first quarter of 2002 outside North America increased $1.4 million to $24.6 million from $23.2 million for the same period in 2001. Sales outside North America accounted for 15.6% of total sales for the first quarter of 2002 compared with 14.8% for the same period in 2001.

Cost of Goods Sold.    Cost of goods sold for the first quarter of 2002 increased by $0.5 million, or 0.4%, to $118.5 million from $118.0 million in the first quarter of 2001. As a percentage of sales, cost of goods sold decreased to 75.1% from 75.6% in 2001. The improvement as a percent of sales was primarily attributable to cost reduction programs and increased light vehicle production volumes.

Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses decreased by $3.6 million to $21.6 million in the first quarter of 2002 from $25.3 million for the same period in 2001. As a percentage of sales, SG&A expenses decreased to 13.7% for the first quarter of 2002 from 16.2% for the same period in 2001. The decrease was partially attributable to the fact that we ceased amortizing goodwill on January 1, 2002 as a result of the adoption of SFAS 142. Amortization expense for the first quarter of 2001 was $2.5 million. The decrease was also attributable to the success of cost cutting initiatives.

Interest Expense, net.    Interest expense for the first quarter was $8.6 million and $7.9 million in 2002 and 2001, respectively. Average outstanding indebtedness was $287.3 million and $332.1 million for the first three months of 2002 and 2001, respectively.

Other Expense, net.    Other expense, which primarily represented equity losses of unconsolidated subsidiaries, was $0.1 million and $0.2 million for the quarters ended March 31, 2002 and 2001, respectively.

Income Before Income Taxes.  As a result of the foregoing, income before income taxes increased by $4.2 million for the first quarter of 2002 to $8.9 million from $4.7 million in 2001.

Provision for Income Taxes.    We recognized provisions for income taxes of $3.3 million, or 37.5% and $1.7 million, or 35.5% for federal, state and foreign income taxes for the first quarters of 2002 and 2001, respectively.

Net Income.    As a result of the foregoing, net income increased by $2.5 million, or 82.4%, to $5.6 million for the first quarter of 2002 from $3.1 million in 2001. Pro forma net income, as if we had adopted SFAS 142 at the beginning of fiscal 2001, would be $5.6 million and $4.8 million, for the quarters ended March 31, 2002 and 2001, respectively.

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

Net Sales.    Net sales for the year ended December 31, 2001 decreased $82.7 million, or 12.4%, to $584.5 million from $667.2 million in 2000. Sales revenues in 2001 were unfavorably impacted by the prolonged weakness in production in the automotive and commercial vehicle markets, combined with new product launch delays and slower production ramp-ups in the next-generation vehicle, seat track position switch and fuel cutoff switch.

Sales for the year ended December 31, 2001 for North America decreased by $81.9 million to $498.0 million from $579.9 million in 2000. North American sales accounted for 85.2% of total sales in 2001 compared with 86.9% in 2000. Sales in 2001 outside North America decreased by $0.8 million to $86.5 million from $87.3 million in 2000. Sales outside North America accounted for 14.8% of total sales in 2001 compared with 13.1% in 2000.

Cost of Goods Sold.    Cost of goods sold for the year ended December 31, 2001 decreased by $46.7 million, or 9.4%, to $449.4 million from $496.1 million in 2000. As a percentage of sales, cost of goods sold increased to 76.9% in 2001 from 74.4% in 2000. The corresponding reduction in margin was primarily attributable to the continued weakness of the automotive and commercial vehicle markets, price pressures from our customers, and costs related to pre-production ramp-ups and new program launches. Partially offsetting the aforementioned were cost reduction initiatives including Six Sigma and lean manufacturing.

Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses, including research and development, increased by $3.6 million to $99.6 million for the year ended December 31, 2001 from $95.9 million in 2000. As a percentage of sales, SG&A expenses increased to 17.0% in 2001 from 14.4% in 2000. This increase is primarily attributable to higher design and development costs, which were required predominately to support efforts associated with awarded programs. This increase also includes $0.6 million related to costs associated with our attempted offering of senior subordinated notes in the third quarter of 2001.

Interest Expense, net.    Interest expense for the year ended December 31, 2001 was $31.3 million compared with $29.5 million in 2000. Average outstanding indebtedness was $317.9 million and $331.0 million for the years ended December 31, 2001 and 2000, respectively. The cost of borrowing increased in 2001 as a result of an amended credit agreement.

Other Expense / Income, net.    Other expense was $0.3 million for the year ended December 31, 2001, and primarily consisted of equity losses of unconsolidated subsidiaries. Other income was $1.1 million for the year ended December 31, 2000, and primarily consisted of equity losses of unconsolidated subsidiaries and a gain on the sale of idle fixed assets.

Income Before Income Taxes.    As a result of the foregoing, income before income taxes decreased by $42.9 million for the year ended December 31, 2001 to $3.9 million from $46.8 million in 2000.

Provision for Income Taxes.    We recognized provisions for income taxes of $1.0 million and $14.1 million for federal, state and foreign income taxes for the years ended December 31, 2001 and 2000, respectively. The decline in the effective tax rate to 24.4% in 2001 from 30.1% in 2000 was primarily a result of the implementation of certain tax planning strategies and non-recurring tax refunds. The effective tax rate is expected to increase in future years.

Net Income.    As a result of the foregoing, net income decreased by $29.8 million, or 91.0%, to $2.9 million for the year ended December 31, 2001 from $32.7 million in 2000.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

Net Sales.    Net sales for the year ended December 31, 2000 decreased by $8.0 million, or 1.2%, to $667.2 million from $675.2 million in 1999. Sales of core products increased by $13.9 million, or 2.1%, to $667.2 million during 2000 compared to $653.3 million in 1999. This increase is primarily attributable to the increase in core product sales from the 1999 acquisition of TVI Europe Ltd. (TVI) of $15.9 million, which was offset by a decrease in existing core product sales of $2.0 million, or 0.3%, compared to 1999. Contract manufacturing net sales totaling $21.9 million, which were phased out during the second quarter of 1999, accounted for 3.2% of total net sales for the year ended December 31, 1999. The remaining decline in sales revenues in 2000 was primarily attributable to the continuing slowdown in the North American commercial vehicle markets, as well as the downturn in the North American automotive and light-truck market that occurred during the fourth quarter.

Net sales for the year ended December 31, 2000 for North America decreased by $19.4 million to $579.9 million from $599.3 million in 1999. North American sales accounted for 86.9% of total net sales in 2000 compared with 88.8% in 1999. Sales in 2000 outside North America increased by $11.4 million to $87.3 million from $75.9 million in 1999. Sales outside North America accounted for 13.1% of total net sales in 2000 compared with 11.2% in 1999. The increase is primarily a result of Stoneridge’s 1999 acquisitions partially offset by the impact of unfavorable foreign currency exchange rate fluctuations.

Cost of Goods Sold.    Cost of goods sold for the year ended December 31, 2000 increased by $8.8 million, or 1.8%, to $496.1 million from $487.3 million in 1999. As a percentage of net sales, cost of goods sold increased to 74.4% in 2000 from 72.2% in 1999. The increase as a percent of sales was primarily attributable to material shortages and their related impact on production costs, an unfavorable shift in product mix, and costs related to pre-production ramp-ups and new program launches. In addition, unfavorable foreign currency exchange rate fluctuations contributed to this increase.

Selling, General and Administrative Expenses.    Selling, general and administrative (SG&A) expenses increased by $5.3 million to $95.9 million for the year ended December 31, 2000 from $90.6 million in 1999. As a percentage of sales, SG&A expenses increased to 14.4% in 2000 from 13.4% in 1999. The increase was due primarily to higher development costs to support new program launches for safety-related products, including the seat track position sensor, fuel cut-off switch, and a new modular assembly program titled the next generation vehicle. The commercial costs related to newly acquired companies and geographical expansion also contributed to this increase.

Interest Expense, net.    Interest expense for the year ended December 31, 2000 was $29.5 million compared with $30.7 million in 1999. Average outstanding indebtedness was $331.0 million and $343.8 million for the years ended December 31, 2000 and 1999, respectively.

Other Income, net.    Other income, which primarily represented equity losses of unconsolidated subsidiaries and gain on sale of idle fixed assets, was $1.1 million for the year ended December 31, 2000 compared with $0.5 million in 1999.

Income Before Income Taxes.    As a result of the foregoing, income before income taxes decreased by $20.2 million for the year ended December 31, 2000 to $46.8 million from $67.0 million in 1999.

Provision for Income Taxes.    We recognized provisions for income taxes of $14.1 million and $25.9 million for federal, state and foreign income taxes for the years ended December 31, 2000 and 1999, respectively. The decline in the effective tax rate to 30.1% in 2000 from 38.6% in 1999 was primarily a result of the implementation of certain tax planning strategies and non-recurring tax refunds. The effective tax rate is expected to increase in future years.

Net Income.    As a result of the foregoing, net income decreased by $8.5 million, or 20.6%, to $32.7 million for the year ended December 31, 2000 from $41.2 million in 1999.

Liquidity and Capital Resources

Three Months Ended March 31, 2002 Compared To Three Months Ended March 31, 2001

Net cash provided by operating activities was $14.1 million and $1.0 million for the quarters ended March 31, 2002 and 2001, respectively. The increase in net cash from operating activities of $13.1 million was primarily attributable to a combination of lower levels of working capital and an increase in net income.

Net cash used for investing activities was $4.2 million and $6.0 million for the quarters ended March 31, 2002 and 2001, respectively, and primarily related to capital expenditures.

Net cash used for financing activities was $9.3 million for the quarter ended March 31, 2002, as compared to net cash provided by financing activities of $3.6 million for the quarter ended March 31, 2001. Improved cash flows from operations for the quarter ended March 31, 2002 were used primarily to pay down debt.

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

Net cash provided by operating activities was $62.7 million and $52.4 million for the years ended December 31, 2001 and 2000, respectively. The increase in net cash from operating activities of $10.2 million was primarily attributable to a decrease in net income offset by significantly reduced working capital requirements.

Net cash used for investing activities was $23.9 million and $25.8 million for the years ended December 31, 2001 and 2000, respectively, and primarily related to capital expenditures.

Net cash used for financing activities was $39.8 million and $24.4 million for the years ended December 31, 2001 and 2000, respectively. Improved cash flows from operations for the year ended December 31, 2001 were used primarily to pay down debt.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

Net cash from operating activities was $52.4 million and $44.2 million for the years ended December 31, 2000 and 1999, respectively. The increase in net cash from operating activities of $8.2 million was primarily attributable to lower levels of working capital, which was partially offset by a decrease in net income of $8.5 million.

Net cash used for investing activities was $25.8 million and $51.8 million for the years ended December 31, 2000 and 1999, respectively. The decrease in cash used for investing activities of $26.0 million was primarily the result of the acquisitions of Delta Schoeller, Ltd. and TVI in 1999. Both acquisitions were financed with funds from our existing $425.0 million credit facility.

Net cash used for financing activities was $24.4 million for the year ended December 31, 2000 compared to net cash from financing activities of $9.7 million for the same period in 1999. Improved cash flows from operations for the year ended December 31, 2000 were used primarily to pay down debt.

Liquidity

Concurrently with, and as a condition to, the offering of the notes, we entered into a new $200.0 million credit facility (of which $100.0 million would have been outstanding as of March 31, 2002, on a pro forma basis as if the offering had occurred on that date)—with a group of lenders. Our new credit facility has the following components: a $100.0 million revolving facility (of which $97.8 million, net of letters of credit, would have been available as of March 31, 2002, on a pro forma basis as if the offering had occurred on that date), which may be increased to $150.0 million subject to receiving commitments therefor and subject to such increase constituting “Permitted Indebtedness” under the indenture governing the notes; and a $100.0 million term loan facility. The

$100.0 million revolving facility will expire in May of 2007, and requires a commitment fee of 0.375% to 0.50% on the unused balance. Interest is payable quarterly at either (i) the higher of the prime rate or the federal funds rate plus 0.50%, in each case plus a margin of 0.5% to 1.5%, depending upon our ratio of total funded debt to consolidated earnings before interest, taxes, depreciation and amortization, as defined, or (ii) LIBOR, plus a margin of 2.00% to 3.00%, depending upon our ratio of total funded debt to consolidated earnings before interest, taxes, depreciation and amortization, as defined. The $100.0 million term loan facility will expire in May of 2008. Interest is payable quarterly at either (i) the higher of the prime rate or the federal funds rate plus 0.50%, plus a margin of 1.75%, or (ii) LIBOR, plus a margin of 3.25%. We used the net proceeds from the offering of the notes and the initial borrowings under our new credit facility to repay all outstanding indebtedness under our existing credit facility. See “Use of Proceeds.”

We entered into three interest-rate swap agreements with a total notional amount of $170.1 million. Two of these interest-rate swap agreements were due to expire on December 31, 2002, and one swap agreement was due to expire on December 31, 2003. These interest-rate swap agreements exchanged variable interest rates on our then existing secured credit facility for fixed interest rates. We do not use derivatives for speculative or profit-motivated purposes. We used approximately $5.8 million of the net proceeds from the offering of the notes and the initial borrowings under our new credit facility to terminate these interest rate swaps.

We have also entered into a Swedish krona forward contract with a notional amount of $13.4 million to satisfy krona denominated debt obligations and other insignificant forward contracts. As mentioned above, we do not use derivatives for speculative or profit-motivated purposes.

Inflation and International Presence

Management believes that our operations have not been adversely affected by inflation. By operating internationally, we are affected by the economic conditions of certain countries. Based on the current economic conditions in these countries, management believes we are not significantly exposed to adverse economic conditions.

Recently Issued Accounting Standards

Effective January 1, 2001, we adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended by SFAS 138). SFAS 133 establishes new accounting and reporting standards for derivatives and hedging activities, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The adoption of SFAS 133 did not result in a cumulative effect adjustment being recorded to net income for the change in accounting. However, we recorded a cumulative effect transition adjustment charge of approximately $0.3 million (net of tax) in accumulated other comprehensive loss in the first quarter of 2001.

In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the amortization period for certain intangibles changes and goodwill is no longer subject to amortization. Goodwill is now subject to at least an annual assessment for impairment by applying a fair value-based test. SFAS 142 became effective for us on January 1, 2002. We are currently in the process of evaluating the overall potential impact of this Statement on our financial statements. Goodwill amortization, which approximated $9.5 million annually, ceased effective January 1, 2002. We are in the process of performing an impairment analysis as required by the new Statement.

The unaudited pro forma consolidated net income as though SFAS 142 had been in effect as of January 1, 2001 is as follows:

	Three Months Ended March 31,
	2002	2001
Reported net income	$5,577	$3,057
Add back: Goodwill amortization, net of tax	—	1,735

Adjusted net income	$5,577	$4,792

	Three Months Ended March 31,
	2002	2001
Basic net income per share:
Reported net income	$0.25	$0.14
Add back: Goodwill amortization, net of tax	—	0.07

Adjusted net income	$0.25	$0.21

	Three Months Ended March 31,
	2002	2001
Diluted net income per share:
Reported net income	$0.25	$0.14
Add back: Goodwill amortization, net of tax	—	0.07

Adjusted net income	$0.25	$0.21

In October 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144, which became effective for us in 2002, supersedes SFAS 121 and establishes guidelines for accounting for the impairment and disposal of long-lived assets. The adoption of SFAS 144 did not materially impact our financial statements upon adoption.

Quantitative And Qualitative Disclosure About Market Risk

We are exposed to certain market risks, primarily resulting from the effects of changes in interest rates. To reduce exposures to market risks resulting from fluctuations in interest rates, we use derivative financial instruments. Specifically, we use interest rate swap agreements to mitigate the effects of interest rate fluctuations on net income by swapping the floating interest rates on certain portions of our debt to fixed interest rates. These agreements had a notional amount of $170.1 million and $187.5 million for the periods ended March 31, 2002 and 2001, respectively, and they expire between December 31, 2002 and December 31, 2003. Holding other factors constant (such as foreign exchange rates and debt levels), a 1.00% increase in interest rates would have changed the fair market value of these agreements at March 31, 2002 by approximately $1.4 million. We intend to use approximately $5.0 million of the net proceeds from the offering of the notes to terminate our existing interest rate swaps. The effect of changes in interest rates on our net income historically has been small relative to other factors that also affect net income, such as sales and operating margins. However, a 1.00% increase in interest rates would increase annual interest expense by approximately $1.2 million. Management believes that its use of these financial instruments to reduce risk is in our best interest. We do not enter into financial instruments for trading purposes.

Our risks related to commodity price and foreign currency exchange risks have historically not been material. We do not expect the effects of these risks to be material in the future based on current operating and economic conditions in the countries and markets in which it operates. Therefore, a 10.00% change in the value of the U.S. dollar would not significantly affect our financial position.

BUSINESS

General

Founded in 1965, Stoneridge is a leading, technology driven, independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Our custom-engineered products are predominantly sold on a sole-source basis and consist of application-specific control devices, sensors, vehicle management electronics and power and signal distribution systems. These products comprise the elements of every vehicle’s electrical system, and individually interface with a vehicle’s mechanical and electrical systems to (i) activate equipment and accessories, (ii) display and monitor vehicle performance and (iii) control and distribute electrical power and signals. Our products improve the performance, safety, convenience and environmental monitoring capabilities of our customers’ vehicles. As such, the growth in many of the product areas in which we compete is driven by the increasing consumer desire for safety, security and convenience and the need for OEMs to meet safety requirements in addition to the general trend of increased electrical and electronic content per vehicle. Our technology and our partnership-oriented approach to product design and development enables us to develop next-generation products and be a leader in the transition from mechanical based components and systems to electrical and electronic components, modules and systems. For the twelve months ended March 31, 2002, our net sales and EBITDA were $586.1 million and $68.4 million, respectively.

We expect demand for our products to continue to increase due to the trend from mechanical based components and systems toward increased electrical and electronic components and systems. The increased demand is expected to be driven by vehicle manufacturers’ efforts to add functionality, increase safety, improve vehicle operating efficiency and differentiate their products. According to a report by the Freedonia Group, the demand for vehicle electronics by OEMs in the world automobile market is projected to increase from an annual demand of $70.2 billion in 2000 to $131.9 billion in 2010, representing an 87.9% increase.

Over recent years we have made significant progress in the area of “smart” products by seeking to advance our own products and obsoleting competitive technologies through innovation. We have developed a variety of new, higher value-added “smart” products that offer much broader functionality than their predecessors through the integration of electronics into our core sensor and actuation devices. An example of this is the transmission shift-by-wire concept that integrates switch, sensing and actuation technology while offering the additional flexibility of upgradeable flash memory.

Approximately 57.9% of our 2001 net sales were derived from the automotive market, while the remaining 42.1% were derived from the medium- and heavy-duty truck, agricultural and off-road vehicle markets. We have long-standing relationships with our major customers, including Ford Motor Company, General Motors Corporation, DaimlerChrysler AG, Navistar International Corporation, Deere & Company and Volvo Truck. We are largely a Tier I supplier to the OEM market. When we do supply other Tier I suppliers the purchasing decision is typically made by the OEMs. In recent years our business has become increasingly global, with 14.8% of our 2001 net sales being derived from our European and other international operations and the balance being derived from our North American operations. We are headquartered in Warren, Ohio, and have 14 facilities in North America, 11 in Europe and four in South America.

History and Recent Acquisitions

We were founded in 1965 and until 1987 conducted our business primarily as a manufacturer of wire harnesses. In 1987, we embarked on a strategy to design and manufacture highly engineered electrical and electronic products and to diversify our portfolio of products through acquisitions. Our significant acquisitions include:

•	Joseph Pollak Corporation, a manufacturer of electronic and electromechanical switch products, in 1988;

•	The Transportation Electronic Division of General Instruments, a manufacturer of power conversion modules and sophisticated instrumentation components, modules and systems, in 1992;

•	The actuator business of Kelsey-Hayes Company, in 1995;

•	Berifors AB, a Sweden-based manufacturer of electronic display panels and instrumentation for the European truck and commercial vehicle markets, in 1997, in which we had a 45% interest since 1996;

•
Interests in joint ventures with PST Industria Electronica da Amazonia Ltda., a Brazilian electronic components business specializing in electronic vehicle security devices and Connecto AB, a Swedish manufacturer of power distribution systems, both of which were entered into in 1997;

•	Hi-Stat Manufacturing Co., Inc., a manufacturer of engineered sensors, switches and solenoids for measuring speed, pressure, temperature and fluid levels in vehicles, at the end of 1998; and

•
Certain assets and liabilities of Delta Schoeller, Limited, a United Kingdom manufacturer of switches for the automotive industry and TVI Europe, Limited, a manufacturer of vehicle information and management systems for the European commercial vehicle market, both in 1999.

Industry Trends

Our financial performance and growth are, in part, related to certain trends occurring within the markets we serve. These trends include (i) the increase in vehicle electrical and electronic content, (ii) consolidation of the component supply industry and (iii) the increase in globalization of the automotive industry and global sourcing.

Increasing Vehicle Electronic Content

As OEMs seek to increase safety, performance and convenience, the number and value of electrical and electronic components used in vehicles continues to increase. The growth rate of electrical and electronic components and systems is expected to outpace growth in the automotive industry generally by more than 3.5 times from 2000 to 2010. At the same time, many vehicle functions that have previously been hydraulically or mechanically activated are being replaced by electrical/electronic actuation, resulting in a higher number of circuits and electromechanical and electronic controls and switches per vehicle.

The integration of electronics into vehicles allows OEMs to achieve reductions in weight and complexity, while enabling easier assembly, enhanced fuel economy and better vehicle performance. Automotive OEMs can now deliver more sophisticated vehicle functions at lower cost, satisfying increased consumer demand, especially in developed markets, for safety, security, navigation and entertainment applications.

According to a report by the Freedonia Group, the demand for vehicle electronics by OEMs in the world automobile market is projected to increase from an annual demand of $70.2 billion in 2000 to $131.9 billion in 2010, representing an 87.9% increase. We are well positioned to capitalize on this trend due to our broad range of electrical and electronic products.

Supplier Consolidation and Focus on System and Module Sourcing

The OEM supply industry has been experiencing significant consolidation as OEMs, in seeking to lower costs and improve quality, are increasingly purchasing complete systems and modules rather than discrete components or parts. As a result, OEMs have been actively reducing their supplier base and are more frequently awarding long-term, sole-source supply arrangements to suppliers that offer extensive design and engineering capabilities, broad product lines and proven integration capabilities. OEMs are also moving toward outsourcing automotive parts and systems to simplify the vehicle assembly process, lower costs and reduce vehicle development time. Outsourcing allows manufacturers to take advantage of the lower cost structure of the automotive parts suppliers.

Development of advanced electronics has enabled formerly independent vehicle components to become “interactive” with other components and systems within the vehicle, leading to a shift in demand from individual parts to fully integrated systems. As a result, parts suppliers, such as Stoneridge, offer OEMs component products in a variety of integrated forms such as modules and systems, as well as individually. “Modules” are groups of component parts arranged in close physical proximity to each other within a vehicle. Modules are often assembled by the supplier and shipped to the OEM for installation in a vehicle as a unit. Instrument panels, axles and door panels are examples of modules. “Systems” are groups of component parts located throughout a vehicle which operate together to provide a specific vehicle function. Anti-lock braking systems, safety restraint systems, emissions control and power train systems are examples of systems.

As a Tier I supplier, we are well positioned to benefit from the shift in demand toward modules and fully integrated systems. We expect systems integrators, such as ourselves, to increasingly have the responsibility to execute a number of activities, such as design, product development, engineering, testing of component systems and purchasing from Tier II suppliers. We believe these trends will continue for the foreseeable future and should provide us with opportunities, based on our competitive strengths, to further expand our customer base and increase our market penetration with current customers.

Globalization and Global Sourcing

Many OEMs are planning to cost-effectively increase their sales in emerging markets by developing vehicles which can be designed in one vehicle center to a single global standard, but produced and sold in several geographic markets. The OEMs believe that this business model will enable OEMs to (i) reduce design costs, (ii) take advantage of low-cost manufacturing locations and (iii) improve product quality and consistency. As a result, OEMs increasingly are requiring their key suppliers to have the capability to manufacture in multiple geographic markets.

In addition, OEMs are increasingly designing “global” platforms. A “global” platform is a basic structure of a vehicle that can accommodate different features, while concurrently being produced or developed in two or more regions. Thus, OEMs can design one platform for a number of similar vehicle models. This allows manufacturers to realize significant economies of scale through limiting variations across items such as steering columns, brake systems, transmissions, axles, exhaust systems, support structures and power window and door lock mechanisms. Accordingly, Tier I suppliers must have the capability to support global programs in order to compete for new business awards. We believe that this shift toward standardization will have a large impact on automotive parts suppliers, such as Stoneridge, who should experience a reduction in production costs as OEMs reduce variations in components.

Our Strengths

We have been successful at winning significant new business in competitive situations. We attribute our success to our strong technical resources which enable us to innovate new technologies and solutions. We are able to bring these solutions to our customers quickly due to our lean and flexible organization.

Design Stage Customer Relationships

We work with OEMs throughout the production process, including concept design, component sourcing, manufacturing and quality assurance. Working in partnership with our customers, our engineers and designers leverage our knowledge of vehicle electrical and electronic systems to develop custom-engineered, application-specific solutions that address particular vehicle requirements. To deliver cost-effective solutions for OEMs, we deploy multifunctional teams, which include design and process engineers and program management and quality specialists. Our facilities use EDI of commercial and engineering data, and our applications engineers work on-site at major customers’ design centers. As a result of these collaborative working relationships, we are typically awarded sole-supplier status on vehicle programs. We believe that our significant net new business awards, which at the end of 2001 totaled approximately $230 million (for 2002 and beyond), validate our customer relationship strategy and our engineering and design capabilities. These alignments have resulted in long-term relationships with our primary customers.

Technology Leadership

OEMs are increasingly demanding technological innovation from suppliers for improved vehicle performance and functionality, causing the value of electronic content in vehicles to increase both in nominal terms and as a percentage of total vehicle value. To facilitate development of innovative products, we continue to invest in research and development, maintain research and development operations at ten of our facilities, and have entered into several strategic alliances focused on advanced technology design. We provide technologically advanced products by regularly updating and enhancing our product line and introducing high value-added, low cost, application-specific products. For example, our seat track position sensor recognizes the position of the seat and instructs the airbag at what level to inflate. We refer to these products with increased functionality as “smart” products.

Complete Systems and Modules Capability

Our ability to integrate individual components into modules enables us to become a design stage partner and program manager with our customers. Our customers are increasingly seeking suppliers capable of manufacturing complete systems and modules. Systems integration and module development by suppliers allow OEMs to focus on the vehicle’s overall design, assembly, branding and marketing. We focus on building modular systems where through the design and development of these systems we can increase our products’ penetration rate. In 2001, we began shipping completely integrated and assembled instrument panels for Navistar International’s “Next Generation” medium-duty truck. As a result of this program, our content on this vehicle has increased to approximately $1,100 per vehicle from approximately $500 on its predecessor.

We work closely with our major suppliers in the design and delivery of complete systems and modules to ensure compatible component design, high quality, low-cost production and simultaneous exchange of production data. We increasingly utilize highly efficient systems to manage our supply chain, including electronic order entry via EDI and our website on the World Wide Web. Our well-developed system of placing and receiving orders results in the reduction of inventory throughout the supply chain and just-in-time delivery to several of our major customers in three countries. We have further enhanced our supply chain management capability by fully integrating all of our external suppliers, including our Tier II suppliers and 15 subsuppliers, into our supply chain. Our supply chain expertise was recently demonstrated in conjunction with Navistar International’s latest medium-duty truck program, for which we developed a unique web-based order entry system that enables just-in-time component delivery and product customization.

Continuous Improvement of Manufacturing Operations

We continuously improve manufacturing efficiency through the implementation of lean manufacturing initiatives, including cost-effective automation and semiautomated cell manufacturing where appropriate. A large component of our culture is to encourage continuous improvement in our production and other operational processes. Cost reduction programs are in place in many forms at our manufacturing locations. In addition, we have implemented Six Sigma quality programs throughout our facilities. These efforts have resulted in enhanced product quality and reduced inventory costs. Our efforts have also increased the reliability of our products and decreased warranty and service costs. This improved manufacturing flexibility enables our facilities to produce components, modules and systems at multiple levels in a cost-effective manner, and allows us to meet the just-in-time delivery schedules of many of our customers.

Diversified Revenue Base

Our diversified customer base, multiple end markets and broad product offerings serve to diversify our revenue base. Ford Motor Company, General Motors Corporation, DaimlerChrysler AG and Navistar

International Corporation accounted for 18%, 17%, 15% and 12% of our 2001 net sales, respectively, and no other customer accounted for more than 10% of our net sales. Industry production volumes in the automotive, medium- and heavy-duty truck, and agricultural vehicle markets have historically been affected by different demand factors specific to each end market.

Global Capabilities and Knowledge Sharing

Our global capabilities and knowledge sharing enable us to provide customers with engineering and logistics support and low-cost manufacturing capabilities. We operate manufacturing facilities in the United States, Mexico, the United Kingdom (England and Scotland), Estonia, Brazil and Sweden and maintain sales/engineering offices in the United States, United Kingdom, Germany, France and Brazil. These facilities enable us to provide global sourcing capabilities to our customers. We have capitalized on our global presence by sharing our institutional knowledge base and expertise with our various foreign and domestic operations to design and manufacture our products worldwide.

Experienced Management Team with Significant Ownership Interest

On average, our top six senior executives have 24 years of experience in the OEM supply industry, over half of which on average have been at Stoneridge. Under current management, our net sales grew at a compound annual rate of 13.2% from 1995 to 2001. Our executive officers and directors beneficially own approximately 43% of Stoneridge’s common shares.

Our Strategy

Our strategic objective is to maximize return on invested capital by leveraging our strong market position, technical and manufacturing capabilities and our growing international presence to take advantage of the increasing demand for electrical and electronic components, systems and modules.

Focus on Technological Advancement and “Smart” Products

In order to increase our vehicle platform penetration, we continue to invest in our technology and design capabilities. Typically, our research and development activities are customer sponsored and focused on next-generation and “must-have” technologies. Our research and development expenditures were approximately $22.0 million (3.3% of net sales), $26.7 million (4.0% of net sales) and $27.0 million (4.6% of net sales) in 1999, 2000 and 2001, respectively. These development efforts have resulted in the introduction of a number of new products, including:

•	Four-wheel-drive actuator (shift on demand);

•	Auto-stick (which enables a driver to manually shift an automatic transmission);

•	Non-contact seat track position sensor (which recognizes the position of the seat with respect to the airbag to signal the appropriate level of inflation in dual stage deployment systems);

•	Fuel shut-off switch (switch that disables the fuel pump in a severe crash); and

•	Speed bearing sensor (used to detect wheel speed for signal input to anti-lock brake system).

As the demand for increasingly sophisticated electronic systems and components continues to grow, we intend to continue to actively work with our customers to develop “smart” products that help our OEM customers meet regulatory requirements for performance, safety and environmental impact, while satisfying customer demand for convenience, enhanced warranties, product differentiation and lower-cost vehicles. We are proactively managing the technology of next-generation products in order to sustain our competitive advantage in the key technology areas where we are recognized as a leader.

Concentrate on High Value-Added, Application-Specific, Sole-Sourced Products

We concentrate our development and manufacturing efforts on high value-added, application-specific products. These products generally carry higher profit margins than standard components and allow a supplier to differentiate its product offering from its competitors. Application-specific products are also more likely than “off the shelf” products to be sold on a sole-source basis and are more likely to create long-term customer relationships. By contrast, products available from multiple sources are more likely to be subject to commodity pricing.

Capitalize on Module and System Opportunities

As customers seek ways to improve quality, reduce costs, add functionality and achieve mass customization, OEMs are increasingly looking for fully integrated modules and systems that offer significant cost savings and improved quality. We have the proven program management capabilities to capitalize on this trend by combining our individual parts and components into fully integrated modules, systems or subsystems. We intend to continue to combine our products into systems or modules to enable us to increase our content per vehicle, offer more value to our customers and provide end users with enhanced vehicle performance.

Further Expand International Operations

OEMs are increasingly requiring suppliers to provide components on a global basis as vehicle platforms are standardized across geographic markets. We are also seeking to relocate additional production to lower cost international locations where appropriate. Our global strategy is guided by two principles:

•	Support customers with engineering, logistics support and low-cost manufacturing capabilities wherever they build vehicles; and

•	Participate in the global new product launches, which can provide us with long-term, high-volume sales opportunities.

Our Products

Our core products include vehicle electrical power and distribution systems, electronic and electrical switch products, electronic instrumentation and information display products, actuator products and sensor products. We design and manufacture the following vehicle parts:

•
Control Devices.    These switches transmit a signal to a control device that activates specific functions. Hidden switches are not typically seen by vehicle passengers, but are used to activate or deactivate selected functions. Customer activated switches are used by a vehicle’s operator or passengers to manually activate headlights, rear defrosters and other accessories. In addition, we make electromechanical actuator products that enable users to deploy power functions in a vehicle and can be designed to integrate switching and control functions. We sell these products principally to the automotive market. These products accounted for 33.7%, 35.2%, 35.0% and 32.2% of our net sales for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002, respectively.

Control Devices:

• Hidden Switches	• Driver Activated Switches	• Actuators
• Brake Light	• Head Lights	• Power Door Locks
• Cruise Control	• Defrosters	• 2-4 Wheel Drive
• Airbags	• Heated Seats	• Duel Fuel Tank Valve
• ABS	• Stalk Switches
• Powertrain Function	• Ignition Switches
• Fuel Shut-Off
• Seat Track Position

•
Sensor Products.    These products monitor and measure the physical variables affecting the performance vehicle systems. Sensor products are employed in most major vehicle systems, including the emissions, safety, powertrain, braking, climate control, steering and suspension systems. We sell these products principally to the automotive market. These products accounted for 25.3%, 26.7%, 24.5% and 26.1% of our net sales for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002, respectively. We acquired the majority of our sensor business with the acquisition of Hi-Stat Manufacturing Co., Inc. at the end of 1998.

Sensor Products:

• Speed Sensor	• Pressure Sensor	• Solenoids
• Temperature Sensor	• Fluid Level Sensor

•
Vehicle Management Electronics.    These products collect, store and display vehicle information such as speed, pressure, maintenance data, trip information, operator performance, temperature, distance traveled and driver messages related to vehicle performance. These products use state-of-the-art hardware, software and multiplexing technology and are sold principally to the medium- and heavy-duty truck and agricultural vehicle markets. These products accounted for 17.8%, 19.0%, 19.9% and 18.6% of our net sales for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002, respectively.

Vehicle Management Electronics:

• Electronic Instrument Clusters	• Driver Message Centers	• Tachographs
• Electronic Control Units	• Power Conversion Products

•
Power and Signal Distribution Systems.    Electrical power and signal distribution components, modules and systems, including fully integrated automotive and truck wiring systems and highly-engineered products, such as power distribution panels, for the automotive, medium- and heavy-duty truck, and agricultural vehicle markets. Power distribution systems regulate, coordinate and direct the operation of the entire electrical system within a vehicle or compartment. These products accounted for 23.2%, 19.1%, 20.6% and 23.1% of our net sales for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002, respectively.

Power and Signal Distribution Systems:

• Wiring Harnesses	• Multiplex Systems
• Power Distribution Modules	• Custom Connection Systems

Product Development

Research and development within the context of Stoneridge is largely product development oriented and consists primarily of applying known technologies to customer generated problems and situations. We work closely with our customers to creatively solve problems using innovative technologies. The vast majority of our development expenses are related to customer sponsored programs where we are involved in designing custom-engineered solutions for specific applications or for next generation technology. To further our vehicle platform penetration, we have also developed collaborative relationships with the design and engineering departments of our key customers. These collaborative efforts have resulted in the development of new and complementary products and the enhancement of existing products.

Development work at Stoneridge is largely performed on a decentralized basis. We have engineering and product development departments located at the majority of our manufacturing facilities. To ensure knowledge sharing among decentralized development efforts, we have instituted a number of mechanisms and practices whereby innovation and best practices can be shared. Our decentralized product development operations are complemented by larger technology groups in Stockholm, Sweden and Canton, Massachusetts.

We use efficient and quality oriented work processes to address our customers’ high standards, while still offering competitive prices. Our product development technical resources include a full compliment of computer-aided design and engineering (“CAD/CAE”) software systems, including (i) virtual three-dimensional modeling, (ii) functional simulation and analyses capabilities and (iii) data links for rapid prototyping. These CAD/CAE systems enable us to expedite robust product design and the manufacturing process to shorten the development time and ultimately time to market.

We are further strengthening our electrical engineering competencies through investment in equipment such as (i) automotive Electro-Magnetic Compliance test chambers, (ii) programmable automotive and commercial vehicle transient generators, (iii) circuit simulators and (iv) other environmental test equipment. Additional investment in product machining equipment has allowed us to fabricate new product samples in a fraction of the time required historically. Our product development and validation efforts are supported by full service, onsite test labs at most manufacturing facilities, thus enabling our cross-functional engineering teams to optimize the product, process and system performance before tooling initiation.

We have invested, and will continue to invest in technology to develop new products for our customers. Research and development costs incurred in connection with the development of new products and manufacturing methods, to the extent not recoverable from the customer, are charged to selling, general and administrative expenses, as incurred. Such costs amounted to approximately $22.0 million, $26.7 million and $27.0 million for the years ended December 31, 1999, 2000 and 2001, respectively, or 3.3%, 4.0% and 4.6% of net sales for these periods.

Technology

A vehicle’s electrical system consists of products that perform sensing, control actuation, distribute power and manage the electronic functions. Within each of these four areas we seek to engineer innovative technical solutions that offer higher system functionality at lower costs and lighter weights. We then bring this diverse group of technologies together in two ways. First, we can integrate electronics with sensors or actuation devices and create “smart” products or subsystems. Second, we combine technologies to create larger modules or subsystems of the vehicle. In light of our technology and product development expertise we seek to compete based on the technology-driven, distinct competitive advantages inherent in our products versus competitive products.

In the area of “smart” products, we have made significant strides over recent years by seeking to advance our own products and obsoleting competitive technologies through innovation. We have developed a variety of new, higher value-added “smart” products that offer much broader functionality than their predecessors through the integration of electronics into our core sensor and actuation devices. An example of this is the transmission shift-by-wire concept that integrates switch, sensing and actuation technology while offering the additional flexibility of upgradeable flash memory.

Our engineering groups also seek to work across functional lines to combine and leverage technologies that may be applicable to entire classes of vehicles and product categories, in addition to the original specific vehicle application for which the technology was developed. Our success with the launch of the entire instrument panel assembly for Navistar International’s “Next Generation” medium-duty trucks serves as an example of this technological cooperation.

Selected examples of product and technology innovations include:

“Smart” Sensors and Control Device Products.    For the commercial vehicle market we have developed a non-contact ignition switch that will significantly improve reliability and reduce the warranty cost associated with water intrusion. Other “smart” products that integrate electronics into core sensor and control devices for added functionality and intelligence include (i) feedback sensors in door latch systems, (ii) feedback and control in four-wheel drive engagement subsystems and (iii) anti-pinch intelligence in window lift actuators.

Shift-by-Wire Systems.    Integrating switch, sensing and actuation technology with upgradeable flash memory, this system reduces weight and improves overall system reliability while opening up space for other telematics products.

Vehicle Safety Applications for Hall Effect Sensors.    We have been developing non-contact, Hall Effect sensing technologies with innovative circuitry for vehicle safety applications. In the increasingly important area of vehicle safety applications, we have captured a meaningful share of the market for seat position sensors by demonstrating the reliability and functional superiority of our non-contact, Hall Effect sensor products as compared to competitive mechanical, contact, switching solutions. Seat position is extremely important to the safe deployment of an airbag in an accident.

High Temperature Exhaust Gas Sensors.    Development of an exhaust gas sensor for high temperatures complements our diverse portfolio of low-cost temperature sensors that are utilized in a variety of air, liquid and surface-temperature sensing applications.

Vapor Management Solenoid Valves and Filters.    To further assist our customers in meeting the challenges associated with monitoring engine emissions and meeting regulatory compliance standards, we have developed a high efficiency, compact filter for use with our line of canister vent solenoid products. These are used for applications intended to assist our customers in complying with On-Board Diagnostics-II and On-Board Refueling Vapor Recovery regulations.

Technologies for Anti-lock Braking Systems (“ABS”).    We produce high pressure thin film strain gage transducers that require the integration of electronic circuitry with wire bonded strain gage diaphragms. This product line is expanding into multiple sensor modules for ABS. Collaborating with our customers has enabled us to succeed in the custom integration with ABS modules. We are also integrating hall effect chips into wheel speed sensors utilized for ABS applications.

Vehicle Management Electronics Innovations.    In the area of electronics for vehicle management, we believe that we are a leader in bringing new technologies to the OEM electronics supply market. Stoneridge led the industry in such developments as (i) high power, low radiated noise automotive switching power supplies, (ii) backlighting for instrumentation, (iii) solid state circuit protection and (iv) high power multiplex modules. Within our tachographs, we incorporate state of the art technology in displays, in vehicle printer technology, smart cards and data security.

Power Distribution Innovation.    In power distribution, we have developed techniques for splicing the wiring connections for high-speed data multiplexing circuits. This ability allows data circuits to be customized for a particular vehicle and enables the electrical designs to use fewer wires to accomplish the significant exchange of data required in the electrical systems used today. We have also designed a data bus connector used to join data lines at a single location.

In addition to the product oriented technologies outlined above, we have also made significant use of information technology solutions in our manufacturing processes to produce products with a high degree of variability. For example, we have developed a “feature based” manufacturing process to assemble wiring harnesses and complex modules. This system for “one up manufacturing” allows us to manufacture instrument panels for a truck manufacturer with a virtually unlimited number of possible feature combinations. In this area we are capable of providing 330 custom panels per day, shipped just-in-time to four OEM assembly plants located in three different countries. We have the capability in many areas to build modules and systems by Vehicle Identification Number and ship the product in line sequence to our OEM’s.

Customers

The following table presents our major customers, as a percentage of net sales, for the years ended December 31, 1999, 2000 and 2001:

	Years Ended December 31,
	1999	2000	2001
Customer
Ford Motor Company	18%	17%	18%
General Motors Corporation	21	18	17
DaimlerChrysler AG	17	17	15
Navistar International Corporation	9	8	12
Deere & Company	5	7	6
Volvo Truck	10	6	5
Other	20	27	27

Total	100%	100%	100%

Seasonality

Our business and demand for our products is seasonal. We typically experience decreased sales during the third quarter of each year due to the impact of scheduled OEM plant shutdowns in July for vacations and new model changeovers. Our fourth quarter sales are similarly impacted by plant shutdowns for the holidays.

Production Materials

The principal production materials we use in our manufacturing processes include: wire, cable, plastics printed circuit boards, metal stamping and certain electrical components such as microprocessors, memories, resistors, capacitors, fuses, relays and connectors. We typically purchase such materials subject to annual contracts. Such materials are readily available from multiple sources, but we generally establish collaborative relationships with a qualified supplier for each of our key production materials in order to lower costs and enhance service and quality.

Backlog

The majority of our products are not on a backlog status. They are produced from readily available materials and have a relatively short manufacturing cycle. Each of our operating units maintains its own inventories and production schedules. Production capacity is adequate to handle current requirements and will be expanded to handle increased growth where needed.

Patents and Intellectual Property

We maintain and have pending various U.S. and foreign patents and other rights to intellectual property relating to our business which we believe are appropriate to protect our interests in existing products, new inventions, manufacturing processes and product developments. We do not believe any single patent is material to our business, nor would the expiration or invalidity of any patent have a material adverse effect on our business or our ability to compete. We are not currently engaged in any material infringement litigation, nor are there any material claims pending by or against us.

Competition

The markets for our products are highly competitive. We compete on the basis of quality, service, price, timely delivery and technological innovation. We compete for new business both at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before the marketing of such models to the public. Once a supplier has been selected to provide parts for a new program, an OEM usually will continue to purchase those parts from the selected supplier for the life of the program, although not necessarily for any model redesigns.

Our diversity in products creates a wide range of competitors, which vary depending on both market and geographic location. We compete successfully based on our strong customer relationships and flexible and fast organization that develops technically effective solutions at a below target price.

Control Devices.    Our primary competitors include Bosch, Cherry, Delphi, Eaton, Lear, Methode, Niles, TRW and VDO/Siemens.

Sensor Products.    Our primary competitors include Bosch, CTS, Delphi, Invensys, Optek, Texas Instruments and Visteon.

Vehicle Management Electronics.    Our primary competitors include Ametek, Delphi, VDO/Siemens, Visteon and Yazaki.

Power and Signal Distribution.     Our primary competitors include Alcoa Fujikura, Delphi, Monona Wire, Sumitomo Electric and Yazaki.

Environmental and Other Regulations

Our operations are subject to various federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. We believe that our business, operations and facilities have been and are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations.

Employees

As of March 31, 2002, we had approximately 5,768 employees, approximately 1,512 of whom were salaried and the balance of whom were paid on an hourly basis. Certain employees located in Chihuahua, Mexico, Orebro and Stockholm, Sweden and Dundee, Scotland are represented by unions. We believe that our relations with our employees are good.

Legal Proceedings

From time to time, we are party to legal actions in the normal course of our business. We believe we are not currently party to any proceedings that, if adversely determined, would have a material adverse effect upon our business, results of operations or financial condition.

Properties

As of March 31, 2002, we owned or leased 29 facilities, including 16 manufacturing facilities which together contained approximately 1.6 million square feet of manufacturing space. The following table provides information regarding our facilities:

Location	Use	Owned/ Leased Status	Square Footage
Boston, Massachusetts	Division Office & Manufacturing	Owned	166,100
Canton, Massachusetts	Division Office & Manufacturing	Owned	126,500
Chicago, Illinois	Sales/Engineering Office	Leased	1,000
El Paso, Texas	Office/Warehouse	Leased	22,400
El Paso, Texas	Manufacturing	Leased	80,000
Lexington, Ohio	Manufacturing	Owned	155,000
Mansfield, Ohio	Tool & Die	Owned	4,000
Mebane, North Carolina	Manufacturing	Leased	32,000
Novi, Michigan	Sales	Leased	9,400
Orwell, Ohio	Manufacturing	Owned	72,000
Portland, Indiana	Manufacturing	Owned	196,000
Sarasota, Florida	Manufacturing/Division Office	Owned	125,000
Warren, Ohio	Corporate Office	Owned	7,500
Warren, Ohio	Division and Engineering Office	Leased	15,300
Cheltenham, England	Manufacturing	Leased	39,983
Dundee, Scotland	Manufacturing	Owned	148,500
Frankfurt, Germany	Sales/Engineering Office	Leased	100
Madrid, Spain	Office/Warehouse	Leased	14,370
Munich, Germany	Sales/Engineering Office	Leased	1,000
Northampton, England	Manufacturing	Owned	40,667
Orebro, Sweden	Manufacturing	Leased	56,000
Paris, France	Sales Office	Leased	2,799
Stockholm, Sweden	Division Office & Engineering	Leased	16,100
Stuttgart, Germany	Sales/Engineering Office	Leased	1,000
Tallinn, Estonia	Manufacturing	Leased	5,380
Chihuahua, Mexico	Manufacturing	Owned	133,000
Indaiatuba, Brazil	Manufacturing	Leased	27,000
Juarez, Mexico	Manufacturing	Owned	178,000
Sao Paulo, Brazil	Sales/Engineering Office	Leased	200

DESCRIPTION OF CREDIT FACILITY

General

In connection with, and as a condition to, the offering of the notes, we entered into a credit agreement with a syndicate, or group, of banks and financial institutions, including National City Bank, as agent.

The credit facility consists of:

•
a revolving credit facility of up to $100.0 million in revolving credit loans, which may be increased to $150.0 million, subject to receiving commitments therefor and subject to such increase constituting “Permitted Indebtedness” under the indenture governing the notes; and

•	a term loan facility in the original principal amount of $100.0 million.

Our available borrowings under the revolving credit facility will be subject to satisfaction of specific requirements. The revolving credit facility will terminate five years from closing and the term loan facility will terminate six years from closing.

Interest Rates.    Generally, interest on outstanding borrowings under the credit facility will be payable quarterly. Interest on borrowings under the revolving credit facility will accrue at an annual rate equal to, at our option, either (i) the higher of the prime rate or the federal funds rate plus 0.5%, in each case, plus a margin of 0.5% to 1.5%, depending upon our ratio of Total Funded Debt to consolidated earnings before interest, taxes, depreciation and amortization (“Consolidated EBITDA”), as defined in the credit facility, or (ii) LIBOR, plus a margin of 2.00% to 3.00%, depending upon our ratio of Total Funded Debt to Consolidated EBITDA. Interest on borrowings under the term loan facility will accrue at an annual rate equal to, at our option, either (i) the higher of the prime rate or the federal funds rate plus 0.50%, plus a margin of 1.75% or (ii) LIBOR, plus a margin of 3.25%.

Fees.    We will pay, on a quarterly basis, a per annum fee on the unused commitment amount of 0.375% to 0.50%, depending upon our ratio of Total Funded Debt to Consolidated EBITDA. In addition, we will pay, on a quarterly basis, a per annum utilization fee on the unused commitment of 0.125% to 0.25%, depending on our ratio of Total Funded Debt to Consolidated EBITDA, when the average daily unused amount equals or exceeds 50% of the commitment.

Repayments.    The terms of the credit facility will require that the revolving credit facility be repaid on or before the termination of the revolving credit facility at maturity. Prior to maturity, funds may be borrowed, repaid and reborrowed under the revolving credit facility. The term loans under the credit facility will amortize in equal quarterly installments in an annual amount equal to 1% of the principal commitment amount in years one through five and 95% of the principal commitment amount in year six.

Mandatory Prepayments.    The credit facility will require us to prepay a portion of the revolving credit facility if our outstanding revolving loans, swingline loans and outstanding letters of credit exceed the revolving credit facility commitment amount. The portion we must prepay is to be at least equal to the excess over the commitment amount.

The credit facility will require us to prepay outstanding term loans, and to the extent no term loans are outstanding, to prepay the outstanding revolving credit loans (with a permanent reduction in availability) with:

(i)	50% of excess cash flow as defined in the credit facility so long as our ratio of Total Funded Debt to Consolidated EBITDA is greater than or equal to 3.25x, beginning with fiscal 2002;

(ii)
100% of the net proceeds of any sales or other dispositions by us or our subsidiaries of any assets of at least $10.0 million, subject to certain exceptions, unless such proceeds are reinvested in assets useful in our business with certain exceptions;

(iii)	100% of the net proceeds of any issuance of equity by us or our subsidiaries after the funding date, subject to some exceptions;

(iv)	100% of the net proceeds of any additional indebtedness (exceeding specified limitations) incurred after the funding date by us or our subsidiaries; and

(v)
100% of the net proceeds of casualty insurance, condemnation awards or other recovery amounts we receive from events of loss to the extent such proceeds are not reinvested to rebuild or restore the affected property and subject to some other exceptions.

In the event of a change of control of Stoneridge, no further borrowings under the credit facility will be made and all outstanding loan amounts must be prepaid in full. Also upon a change of control of Stoneridge, we must either cause all outstanding letters of credit to be canceled or pay an amount equal to the entire amount of all outstanding letters of credit to be held as security.

Guarantee; Security.    The credit facility will be jointly and severally guaranteed by each of our direct and indirect domestic subsidiaries. The credit facility will also be secured by all of our and our domestic subsidiaries, tangible and intangible assets and mortgages on our and our domestic subsidiaries, real properties and will be collateralized by a perfected security interest in all of the capital stock of our material domestic subsidiaries and a portion of the capital stock of our foreign subsidiaries. In addition, with respect to any foreign borrower, the borrowings by such foreign borrower will be guaranteed by Stoneridge and by the parent and subsidiaries, if any, of such foreign borrowers that are domiciled in the same foreign country of such foreign borrower, and foreign collateral will be taken at the discretion of the agent to secure the borrowings by such foreign borrower.

Covenants.    The credit facility requires us to maintain compliance with the following financial tests:

(i)	Maximum Total Funded Debt to Consolidated EBITDA Ratio;

(ii)	Minimum Fixed Charge Coverage Ratio;

(iii) Minimum	Interest Coverage Ratio; and

(iv)	Minimum Consolidated EBITDA.

In addition, the credit facility will limit acquisitions and capital expenditures under certain circumstances.

The credit facility will contain certain additional customary reporting and affirmative and negative covenants.

Events of Default.    The credit facility will contain customary events of default, including but not limited to:

(i)	non-payment of principal, interest or fees;

(ii)	breach of representations or warranties;

(iii) violation	of covenants;

(iv)	material adverse change in the business, affairs or condition (financial or otherwise) of Stoneridge and its subsidiaries taken as a whole, or their properties and assets taken as an entirety;

(v)	cross-default to certain other indebtedness, including the notes; and

(vi)	bankruptcy and insolvency.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On May 1, 2002, we sold $200.0 million in principal amount at maturity of the outstanding original notes (the “original notes” or the “outstanding notes”) in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of April 25, 2002. Under that agreement, we must, among other things, use our reasonable best efforts to file with the Securities and Exchange Commission a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for brokers-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

As of the date of this prospectus, $200.0 million in principal amount at maturity of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer; however, holders of the original notes must tender their certificates therefor or cause their original notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate. The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes as promptly as practicable after the expiration date of the exchange offer. See “—Procedures for Tendering.”

Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions, Amendments

The expiration date is 5:00 p.m., New York City time on            , 2002, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, the exchange offer.

To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

We reserve the right:

•
to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “— Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchange outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•
the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•
any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If we determine that any of these conditions is not satisfied, we may:

•
refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•
extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•
waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for Tendering

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System (“ATOP”), subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part for a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgment that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition;

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•
the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER. YOU SHOULD NOT SEND YOUR LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and unless we waive evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, or any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under
“— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date may effect a tender if:

•	the tender is made through an eligible institution;

•
before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-

entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form, and eligibility of the notices, whose determination will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights

All rights given to holder of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use our reasonable best efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer; and

•
to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent

Fifth Third Bank has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

By Hand:
Fifth Third Bank
c/o Computershare Trust Company of New York
Wall Street Plaza
88 Pine Street
New York, NY 10005

By Registered, Certified Mail or Overnight Courier:
Fifth Third Bank
Corporate Trust Administration
MD 10AT60
38 Fountain Square Plaza
Cincinnati, Ohio 45263

Attention: Chris McKim

By Telephone (to confirm receipt of facsimile): (513) 579-6072

By Facsimile (for Eligible Institutions only): (513) 534-6785

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We estimate that our cash expenses in connection with the exchange offer will be approximately $75,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

•	to us or any of our subsidiaries;

•
to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and, in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

DESCRIPTION OF THE NOTES

The original notes were, and the exchange notes will be, issued under an indenture (the “Indenture”) dated as of May 1, 2002 by and among the Company, the Guarantors and Fifth Third Bank, as Trustee (the “Trustee”). The following summary of the Indenture does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company at its address set forth elsewhere herein. The definitions of most of the capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this section, references to the “Company” include only Stoneridge, Inc. and not its Subsidiaries.

The notes are unsecured obligations of the Company, ranking pari passu in right of payment to all senior unsecured obligations of the Company. The notes are effectively subordinated to all existing and future secured debt of the Company and the Guarantors to the extent of the assets securing such debt as well as any debt and other liabilities of the Company’s Subsidiaries who are not Guarantors. As of March 31, 2002, on a pro forma basis as if the offering had occurred on such date, the Company and the Guarantors would have had approximately $100.0 million of secured debt outstanding and approximately $97.8 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement and the Company’s Non-Guarantor Subsidiaries had approximately $4.5 million of debt outstanding.

The notes were issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. The Company may change any paying agent and registrar without notice to holders of the notes. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in New York, New York. Interest may be paid at the Trustee’s corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

The notes will be unlimited in aggregate principal amount, with $200,000,000 in aggregate principal amount to be issued on the Issue Date, and will mature on May 1, 2012. Additional notes may be issued from time to time subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

Interest on the notes will accrue at the rate of 11.5% per annum and will be payable semiannually in cash on each May 1 and November 1, commencing on November 1, 2002, to the persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date for the notes would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following date that is a business day. Interest will not accrue as a result of any such postponement.

The notes will not be entitled to the benefit of any mandatory sinking fund and will not be convertible or exchangeable.

Redemption

Optional Redemption.    The notes will be redeemable, at the Company’s option, in whole at any time or in part from time to time, on and after May 1, 2007 upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on May 1 of the applicable year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2007	105.750%
2008	103.833%
2009	101.917%
2010 and thereafter	100.000%

Optional Redemption upon Public Equity Offerings.    At any time, or from time to time, on or prior to May 1, 2005, the Company may, at its option, use all or any portion of the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes issued at a redemption price equal to 111.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of notes issued remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 180 days after the consummation of any such Public Equity Offering. The Credit Agreement requires that the Company prepay outstanding term loans, and to the extent no term loans are outstanding, outstanding revolving credit loans with the proceeds of equity issuances, subject to certain exceptions.

As used in the preceding paragraph, “Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that:

•	no notes of a principal amount of $1,000 or less shall be redeemed in part; and

•
if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

The notes will be guaranteed, on a senior unsecured basis, by each of the Company’s Wholly Owned Domestic Restricted Subsidiaries as of the Issue Date and by certain of the Company’s Restricted Subsidiaries formed or acquired after the Issue Date, if any. See “—Certain Covenants—Issuance of Subsidiary Guarantees.” In the event of (i) the issuance or sale of Capital Stock of a Guarantor which results in the Guarantor no longer being a Subsidiary of the Company, (ii) a Guarantor becoming an Unrestricted Subsidiary or (iii) the sale of all or substantially all of the assets of a Guarantor pursuant to an Asset Sale which complies with the provisions set forth under “—Certain Covenants—Limitation on Asset Sales,” the applicable Guarantor’s Guarantee will be released. The amount of each Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause such Guarantee to be enforceable. See “Risk Factors—Risk Factors Related to Investment in the Notes—The subsidiary guarantees raise fraudulent transfer issues, which could impair the enforceability of the subsidiary guarantees.”

Change of Control

The Indenture will provide that upon the occurrence of a Change of Control, each holder will have the right to require that the Company purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase.

Within 30 days following the date upon which the Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control were to occur, we cannot assure you that the Company would have sufficient funds to pay the Change of Control purchase price for all the notes tendered by the holders. The Credit Agreement contains, and any future other agreements relating to other indebtedness to which the Company becomes a party from time to time may contain, restrictions or prohibitions on the Company’s ability to repurchase notes and provisions that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payment of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the notes, the Company could seek the consent of its then existing lenders to the repurchase of the notes or could attempt to refinance the borrowings that contain the prohibition. If the Company does not obtain such a consent or repay such borrowings, it would remain prohibited from repurchasing the notes. In that case, failure to repurchase tendered notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of agreements relating to other indebtedness to which the Company may become a party from time to time.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder’s right to require the purchase of notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require the purchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture will contain among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company, any Guarantor and any Accounts Receivable Entity that is a Domestic Restricted Subsidiary may incur Indebtedness (including, without limitation, Acquired Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than 2.0 to 1.0.

No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio tests of the preceding sentence (including, without limitation, Indebtedness under the Credit Agreement) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of Permitted Indebtedness (including, without limitation, Indebtedness under the Credit Agreement pursuant to clause (2) of the definition of Permitted Indebtedness).

(b) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the Guarantee of such Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or options, warrants and other rights to purchase the same) on or in respect of shares of its Capital Stock to holders of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (including by means of a Person (including an Unrestricted Subsidiary) making such a payment with the proceeds of an Investment made by the Company or any Restricted Subsidiary);

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness; or

(d) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing;

(2) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made after the Issue Date (the amount expended for such purpose, if other than in cash, being the Fair Market Value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

(v) $5.0 million; plus

(w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the fiscal quarter during which the Issue Date occurs and through the end of the most recent fiscal quarter for which financial statements are available prior to the date such Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the Fair Market Value of the net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any net proceeds from a Public Equity Offering to the extent used to redeem notes); plus

(y) without duplication of any amounts included in clause (3)(x) above, 100% of the Fair Market Value of the net proceeds of any contribution to the common equity capital of the Company received by the Company from a holder of the Company’s Capital Stock (excluding any net proceeds from a Public Equity Offering to the extent used to redeem the notes) subsequent to the Issue Date and on or prior to the Reference Date; plus

(z) upon any Revocation of an Unrestricted Subsidiary, an amount equal to the lesser of (A) the sum of the Fair Market Value of the Capital Stock of an Unrestricted Subsidiary owned by the Company and/or the Restricted Subsidiaries and the aggregate amount of all Indebtedness of such Unrestricted Subsidiary owed to the Company and each Restricted Subsidiary on the date of Revocation of such Unrestricted Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries” or (B) the Designation Amount with respect to such Unrestricted Subsidiary on the date of the Designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the covenant described under “—Limitation on Designations of Unrestricted Subsidiaries.”

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the acquisition of any shares of Disqualified Capital Stock of the Company, either (A) solely in exchange for shares of Disqualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Disqualified Capital Stock of the Company, in each case incurred in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness”;

(4) the payment of principal or the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company or (ii) Refinancing Indebtedness;

(5) so long as no Default or Event of Default shall have occurred and be continuing, repurchases of Capital Stock (or rights or options therefor) of the Company from officers, directors, employees or consultants pursuant to equity ownership or compensation plans or stockholders agreements not to exceed $2.0 million per annum; and

(6) dividends and distributions paid on Common Stock of a Restricted Subsidiary on a pro rata basis.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the first paragraph of this covenant “—Limitation on Restricted Payments,” amounts expended pursuant to clauses (1), (2), (4)(A), (4)(B)(i) and (5) shall be included in such calculation.

Limitation on Asset Sales.    The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days after receipt thereof either (A) to repay any Indebtedness under the Credit Agreement and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to acquire Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis, that principal amount of notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration) or Cash Equivalents, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $20.0 million resulting from one or more Asset Sales or deemed Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to this paragraph). The first such date the aggregate unutilized Net Proceeds Offer Amount is equal to or in excess of $20.0 million shall be treated for this purpose as the Net Proceeds Offer Trigger Date.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

(c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reasons of:

(1) applicable law;

(2) the Indenture;

(3) the Credit Agreement;

(4) customary non-assignment provisions of any contract or license or any lease governing a leasehold interest of any Restricted Subsidiary;

(5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(6) agreements (other than those described above) existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(7) any other agreement entered into after the Issue Date which contains encumbrances and restrictions which are not materially more restrictive with respect to any Restricted Subsidiary than those in effect with respect to such Restricted Subsidiary pursuant to agreements as in effect on the Issue Date;

(8) any instrument governing Indebtedness of a Foreign Restricted Subsidiary;

(9) customary restrictions on the transfer of any property or assets arising under an agreement or instrument governing a Lien permitted under the Indenture;

(10) any agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (5), (6) or (8) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially more restrictive than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (5), (6) or (8);

(11) any agreement governing the sale or disposition of any Restricted Subsidiary which restricts dividends, distributions and transfers pending such sale or disposition; and

(12) any agreement, instrument or Lien placing encumbrances or restrictions applicable only to an Accounts Receivable Entity.

Limitation on Issuances of Capital Stock of Restricted Subsidiaries.    The Company will not permit any of the Restricted Subsidiaries (other than an Accounts Receivable Entity) to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary (other than an Accounts Receivable Entity). The Company will not, and will not permit any Restricted Subsidiary (other than an Accounts Receivable Entity) to, issue, sell, transfer or dispose of any Capital Stock of any Restricted Subsidiary that is not a Guarantor (other than the granting of Liens permitted by the covenant described under “—Limitation on Liens”) unless such issuance, sale, transfer or disposition is to the Company or another Restricted Subsidiary, constitutes a director’s qualifying shares or results in the issuer of such Capital Stock no longer being a Restricted Subsidiary.

Limitation on Liens.    The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of the Guarantors, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing Subordinated Indebtedness, the notes or such Guarantee are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes are equally and ratably secured, except for:

(A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(B) Liens securing the notes and any Guarantees;

(C) Liens in favor of the Company or a Guarantor;

(D) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(E) Permitted Liens.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either (A) the Company shall be the surviving or continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and the Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness”;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(B)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture will provide that upon any consolidation, merger, conveyance, lease or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the covenant described under “—Limitation on Asset Sales”) will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor under the Indenture, such Guarantor’s Guarantee and the Registration Rights Agreement;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant; and

(5) the Company shall have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Limitation on Transactions with Affiliates.    (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(x) Affiliate Transactions permitted under paragraph (b) below; and

(y) Affiliate Transactions on terms that are not materially less favorable than those that would have reasonably been expected in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $15.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in clause (a) shall not apply to:

(1) employment, consulting and compensation arrangements and agreements of the Company or any Restricted Subsidiary consistent with past practice or approved by a majority of the disinterested members of the Board of Directors (or a committee comprised of disinterested directors);

(2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(3) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture; and

(4) Restricted Payments, Permitted Investments, Permitted Receivables Financings or Permitted Liens permitted by the Indenture.

Issuance of Subsidiary Guarantees.    If the Company forms or acquires any Domestic Restricted Subsidiary (other than (x) an Acquired Subsidiary for so long as it is not a Wholly Owned Domestic Restricted Subsidiary or

(y) an Accounts Receivable Entity) that incurs any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary), or if any Restricted Subsidiary that is not a Guarantor guarantees any Indebtedness of the Company or a Guarantor (other than Indebtedness owing to the Company or a Restricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, shall unconditionally guarantee on a senior unsecured basis (each, a “Guarantee”) all of the Company’s obligations under the notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be, and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary or Restricted Subsidiary that is not a Guarantor, as the case may be (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

Thereafter, such Domestic Restricted Subsidiary or Restricted Subsidiary that was not a Guarantor, as the case may be, shall be a Guarantor for all purposes of the Indenture. The Company, at its option, may cause any other Restricted Subsidiary of the Company to issue a Guarantee and become a Guarantor.

Payments for Consent.    The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid to all holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Limitation on Designations of Unrestricted Subsidiaries.    As of the Issue Date, AlphaConn do Brazil will be the only Unrestricted Subsidiary. After the Issue Date, the Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock of a Restricted Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount “) equal to the sum of (A) the Fair Market Value of the Capital Stock of such Subsidiary owned by the Company and/or any of the Restricted Subsidiaries on such date and (B) the aggregate amount of Indebtedness of such Subsidiary owed to the Company and the Restricted Subsidiaries on such date; and

(3) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” at the time of Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment in the Designation Amount pursuant to the covenant described under “—Limitation on Restricted Payments” for all purposes of the Indenture.

The Indenture will further provide that the Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

(x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including any undertaking agreement or instrument evidencing such Indebtedness);

(y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

(z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under “—Limitation on Restricted Payments.”

The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (“Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(1) no Default or Event of Default shall have occurred and be continuing at the time and after giving effect to such Revocation; and

(2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by an officers’ certificate of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Reports to Holders.    The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee with such annual and quarterly reports and such information, documents and other reports specified in Section 13 or 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

Events of Default

The following events will be defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a “payment default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 60 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 60 days), aggregates $20.0 million;

(5) one or more judgments in an aggregate amount in excess of $20.0 million not covered by adequate insurance shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(7) any Guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any Guarantee of such a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of such a Significant Subsidiary is found to be invalid or any Guarantor which is such a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company and (if given by the holders) the Trustee specifying the respective Events of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

The holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights, or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

(1) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission or failure to comply, with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made or caused to be made by the Company with the intent of preferring the holders over any other creditors of the Company, a Guarantor or a Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, including as to issuing temporary notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments, as expressly provided for in the Indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company and/or the Guarantors have paid all other sums payable under the Indenture; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the holders, may amend the Indenture for certain specified purposes, including, but not limited to, curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each holder affected thereby, no amendment may:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the holders;

(8) modify the provisions of “—Certain Covenants—Payments for Consent” or provisions relating to waiver of past defaults, rights of holders to receive payment and modification of the Indenture with the consent of holders, in each case in any manner adverse to a holder of notes; or

(9) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture will provide that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Same Day Settlement and Payment

The Indenture will require that payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, the Company will make all payments of principal, premium, if any, and interest on the notes at the office or agency of the company maintained for that purpose within the City and State of New York (initially the office of the paying agent maintained for that purpose) or, at our option, by check mailed to the holders at their respective addresses in the register of holders of notes; however all payments of principal, premium, if any, and interest on notes in certificated form the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders. The notes represented by the global notes held by QIBs are expected to be eligible to trade in the Portal Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in those notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant or Indirect Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Accounts Receivable Entity” means any Person, including, without limitation, a Subsidiary of the Company, whose operations consist solely of owning and/or selling accounts receivable of the Company and its Subsidiaries and engaging in other activities in connection with transactions that are Permitted Receivables Financings.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with the Company or any of the Restricted Subsidiaries or (2) assumed by the Company or any Restricted Subsidiary in connection with the acquisition of assets from such Person and, in each of cases (1) and (2), not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Acquired Subsidiary” means a Person which becomes a Restricted Subsidiary after the Issue Date; provided that such Person has outstanding voting Capital Stock prior to becoming a Subsidiary of the Company and a majority of such voting Capital Stock was owned by Persons other than the Company and its Restricted Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth under “—Certain Covenants—Limitation on Transactions with Affiliates.”

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than the granting of a Lien in accordance with the Indenture) for value by the Company or any of the Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of (a) any Capital Stock of any Restricted Subsidiary or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $2.5 million;

(2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted by the covenant described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”;

(3) any Restricted Payment made in accordance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments; or

(4) sales of accounts receivable pursuant to a Permitted Receivables Financing made in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union as of the Issue Date or issued by any agency thereof and backed by the full faith and credit of the United States or such member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any State of the United States of America or any member state of the European Union as of the Issue Date or any political subdivision of any such State of the United States or such member state of the European Union or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any member state of the European Union as of the Issue Date or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

(7) investments in industrial development revenue bonds which (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest which is issued by any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof; and

(8) investments in pooled funds or investment accounts consisting of investments of the nature described in clause (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to one or more Permitted Holders;

(2) any Person or Group (other than Permitted Holders) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Offer” has the meaning set forth under “—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “—Change of Control.”

“Commission” means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

“Commodity Hedging Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to the Company, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(A)    all income taxes of the Company and the Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(B)    Consolidated Interest Expense, and

(C)    Consolidated Non-cash Charges,

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “ Transaction Date”) to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)    the incurrence or repayment of any Indebtedness of the Company or any of the Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four Quarter Period; and

(2)    any Asset Sales or other disposition or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of “Consolidated Net Income”) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If the Company or any of the Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)    if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum in effect on the Transaction Date resulting after giving effect to the operation of such agreements on such date.

“Consolidated Fixed Charges” means, with respect to the Company for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense, plus

(2)    the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) or any Restricted Subsidiary paid, accrued and/or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state, foreign and local income tax rate of the Company, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to the Company for any period, the sum of, without duplication:

(1)    the aggregate of the interest expense of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

(A)    any amortization of debt discount,

(B)    the net costs under Interest Swap Obligations,

(C)    all capitalized interest, and

(D)    the interest portion of any deferred payment obligation;

(2)    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(3)    imputed interest relating to Permitted Receivables Financings during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

(1)    after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2)    extraordinary or non-recurring gains or losses (determined on an after-tax basis);

(3)    the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

(4)    the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(5)    the net income of any Person, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

(6)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(8)    in the case of a successor to the Company by consolidation or merger or as a transferee of the Company’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Net Worth” means, as of any date of determination, the total shareholders’ equity shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP; provided that in no event shall Consolidated Net Worth include any amounts in respect of Disqualified Capital Stock.

“Consolidated Non-cash Charges” means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and the Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Covenant Defeasance” has the meaning set forth under ‘‘—Legal Defeasance and Covenant Defeasance.’’

“Credit Agreement” means one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, including the Credit Agreement dated as of the Issue Date, among the Company, the lenders party thereto in their capacities as lenders thereunder and National City Bank as agent thereunder, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (including the definition of Permitted Indebtedness)) or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement whether or not designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily exchangeable for Indebtedness, or is redeemable or exchangeable for Indebtedness, at the sole option of the holder thereof on or prior to the final maturity date of the notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized under the laws of the United States or any State thereof or the District of Columbia.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” has the meaning set forth under “—Certain Covenants—Issuance of Subsidiary Guarantees.”

“Guarantor” means (1) each Wholly Owned Domestic Restricted Subsidiary of the Company as of the Issue Date and (2) each other Restricted Subsidiary that in the future executes a Guarantee pursuant to the covenant described under “—Certain Covenants—Issuance of Subsidiary Guarantees” or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

“incur” has the meaning set forth under “—Certain Covenants—Limitation on Incurrence on Additional Indebtedness.”

“Indebtedness” means, with respect to any Person, without duplication:

(1)    all Obligations of such Person for borrowed money;

(2)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)    all Capitalized Lease Obligations of such Person;

(4)    all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business; provided that (i) not more than 10% of such trade accounts payable and other accrued liabilities are overdue by 180 days or more or (ii) such trade accounts payable and other accrued liabilities are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5)    all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)    guarantees and other contingent obligations in respect of Indebtedness of any other Person referred to in clauses (1) through (5) above and clauses (8) and (10) below;

(7)    all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8)    all Interest Swap Obligations and all Obligations under Currency Agreements and Commodity Hedging Agreements of such Person;

(9)    all Disqualified Capital Stock of the Company and all Preferred Stock of a Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued and unpaid dividends, if any; and

(10)    all Outstanding Permitted Receivables Financings.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock or Preferred Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock. The amount of Indebtedness represented by contingent obligations of the Company or any Restricted Subsidiary shall be determined reasonably and in good faith by the Board of Directors of the Company or such Restricted Subsidiary. The accretion or amortization of original issue discount shall not be deemed to be an incurrence of Indebtedness.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees and Affiliates do not, have a direct or indirect material financial interest in the Company and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc. and the other initial purchasers named in the purchase agreement relating to the notes.

“Interest Swap Obligations” means the obligations of the Company and the Restricted Subsidiaries pursuant to any arrangement with any other Person, whereby, directly or indirectly, the Company or any Restricted Subsidiary is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, any guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiaries, as the case may be. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary (the “Referent Subsidiary”) such that, after giving effect to any such sale or disposition, the Referent Subsidiary shall cease to be a Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of the Referent Subsidiary not sold or disposed of.

“Issue Date” means the date of original issuance of the notes.

“Legal Defeasance” has the meaning set forth under “—Legal Defeasance and Covenant Defeasance.”

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest), received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

(1)    reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, underwriting and investment banking fees, sales commissions and relocation expenses);

(2)    amounts of any distributions payable to holders of minority interests in the relevant Restricted Subsidiary or in the relevant property or assets;

(3)    taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(4)    repayments of Indebtedness secured by the property or assets subject to such Asset Sale that is required to be repaid in connection with such Asset Sale; and

(5)    appropriate amounts to be determined by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.’’

“Net Proceeds Offer Amount” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.’’

“Net Proceeds Offer Payment Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Net Proceeds Offer Trigger Date” has the meaning set forth under “—Certain Covenants—Limitation on Asset Sales.”

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Outstanding Permitted Receivables Financings” means the greater of (x) 85% of the aggregate amount of the receivables sold or financed pursuant to a Permitted Receivables Financing that remain uncollected at any one time and (y) 100% of the obligations secured by such receivables.

“Permitted Holders” means (1) D.M. Draime, (2) Cloyd J. Abruzzo, (3) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such Person, (4) the executors and administrators of the estate of any such Person and any court appointed guardian of any such Person and (5) any trust, family partnership or similar investment entity for the benefit of any such Person referred to in the foregoing clauses (1), (2) and (3) or any other Persons (including for charitable purposes) so long as one or more Permitted Holders has the exclusive or a joint right to control the voting and disposition of securities held by such trust, family partnership or other investment entity.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)    Indebtedness under the notes, the Indenture and any Guarantees not to exceed $200.0 million in aggregate principal amount;

(2)    Indebtedness incurred pursuant to the Credit Agreement and/or Outstanding Permitted Receivables Financings, whether by the Company or any of the Restricted Subsidiaries, in an aggregate principal amount outstanding at the time of incurrence not to exceed the greater of:

(x)    $200.0 million (reduced by any required permanent repayments with the proceeds of Asset Sales (which are accompanied by a corresponding permanent commitment reduction) thereunder); and

(y)    the sum of (A) 85% of the net book value of the accounts receivable of the Company and the Domestic Restricted Subsidiaries and (B) 50% of the net book value of the inventory of the Company and the Domestic Restricted Subsidiaries;

(3)    other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date (other than pursuant to the Credit Agreement) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)    Interest Swap Obligations of the Company covering Indebtedness of the Company or any Guarantor and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5)    Indebtedness under (x) Currency Agreements entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values (provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding, other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder) and (y) Commodity Hedging Agreements entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices;

(6)    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that (A) any Indebtedness of a Restricted Subsidiary that is a Guarantor to a Restricted Subsidiary that is not a Guarantor is unsecured and (B) if as of any date any Person other than the Company or another Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, the Restricted Subsidiary will be deemed to have incurred Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness on such date;

(7)    Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that (A) any Indebtedness of the Company to any Restricted Subsidiary, is unsecured and (B) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, the Company will be deemed to have incurred Indebtedness not constituting Permitted Indebtedness by the Company on such date;

(8)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(9)    Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company, or any such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)    Refinancing Indebtedness;

(11)    additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding;

(12)    Purchase Money Indebtedness and Capitalized Lease Obligations (and any Indebtedness incurred to Refinance such Purchase Money Indebtedness or Capitalized Lease Obligations) not to exceed the greater of (x) $15.0 million and (y) 5% of Consolidated Net Worth at any one time outstanding;

(13)    Indebtedness of the Foreign Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (A) 85% of the net book value of the accounts receivable of the Foreign Restricted Subsidiaries and (B) 50% of the net book value of the inventory of the Foreign Restricted Subsidiaries, in each case as of the most recent balance sheet date;

(14)    Indebtedness of the Company or any Restricted Subsidiary represented by performance bonds, surety bonds or appeal bonds issued in the ordinary course of business; and

(15)    Indebtedness of the Company or any Restricted Subsidiary arising from purchase price adjustments in connection with Asset Sales that result solely from changes in working capital or other customary purchase price adjustments with respect to the property or assets sold.

If any Indebtedness incurred by the Company or any Restricted Subsidiary would qualify in more than one of the categories of Permitted Indebtedness as set forth in clauses (1) through (15) of this definition, the Company may designate from time to time under which category such incurrence shall be deemed to have been made. An item of Indebtedness may be divided and classified in one or more types of Permitted Indebtedness, as applicable.

“Permitted Investments” means:

(1)    Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary or a Restricted Subsidiary that is a Guarantor;

(2)    Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured;

(3)    Investments in cash and Cash Equivalents;

(4)    loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of an aggregate of $5.0 million at any one time outstanding;

(5)    Currency Agreements designed to protect against fluctuations in currency values, Interest Swap Obligations designed to protect against fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture and Commodity Hedging Agreements designed to protect against fluctuations in commodity prices, in each case entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6)    Investments from judgments or settlements or in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or as a result of foreclosure with respect to any secured Investment or transfer of title with respect thereto;

(7)    Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales”;

(8)    Investments in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed the greater of (x) $15.0 million and (y) 5% of Consolidated Net Worth at any one time outstanding;

(9)    Investments in the notes;

(10)    Investments in an Accounts Receivable Entity;

(11)    Investments existing on the Issue Date; and

(12)    Investments the payment for which is in Qualified Capital Stock of the Company.

“Permitted Liens” means the following types of Liens:

(1)    Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and, in each case, as to which the Company or any Restricted Subsidiary shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)    judgment Liens not giving rise to an Event of Default;

(5)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not impairing in any material respect the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

(6)    any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7)    purchase money Liens securing Indebtedness incurred to finance property or assets of the Company or any Restricted Subsidiary acquired, constructed or leased in the ordinary course of business, and Liens securing Indebtedness which Refinances any such Indebtedness; provided, however, that (A) the related purchase money Indebtedness (or Refinancing Indebtedness) shall not exceed the cost of such property or assets, including related expenses and taxes, and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (B) the Lien securing the purchase money Indebtedness shall be created within 180 days after such acquisition;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements that is otherwise permitted under the Indenture;

(13) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness”; provided that (A) such Liens secured the Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (B) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary;

(14) Liens securing Indebtedness of Foreign Restricted Subsidiaries incurred in accordance with the Indenture; provided that such Liens do not extend to any property or assets other than property or assets of Foreign Restricted Subsidiaries;

(15) Liens incurred in connection with a Permitted Receivables Financing;

(16) precautionary Uniform Commercial Code filings on operating leases;

(17) Liens securing Indebtedness incurred pursuant to the Credit Agreement in an amount equal to the greater of (x) $250.0 million and (y) the amount of Indebtedness permitted to be incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (11) and (12) of the definition of “Permitted Indebtedness”; and

(19) other Liens securing Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding.

“Permitted Receivables Financing” means any sale, conveyance or other transfer by the Company or a Restricted Subsidiary of accounts receivable or any pledge of such accounts receivable (or an interest therein), in each case that is part of a receivables financing transaction.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Public Equity Offering” has the meaning set forth under “—Redemption—Optional Redemption upon Public Equity Offerings.”

“Purchase Money Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price or the cost, including expenses and taxes, of property or assets or construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Reference Date” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Refinance” means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) or (15) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium reasonably necessary to Refinance such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced is Indebtedness of the Company and/or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Guarantor.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated April 25, 2002 among the Company, the Guarantors and the Initial Purchasers or (ii) any registration rights agreement entered into in connection with the issuance of notes after the Issue Date.

“Replacement Assets” means assets and property that will be used in the business of the Company and/or its Restricted Subsidiaries as existing on the Issue Date or in a business the same, similar or reasonably related thereto (including Capital Stock of a Person which becomes a Restricted Subsidiary).

“Restricted Payment” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Revocation” has the meaning set forth under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.”

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

“Subordinated Indebtedness” means Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the notes or any Guarantee, as the case may be.

“Subsidiary,” with respect to any Person, means (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Transaction Date” has the meaning set forth in the definition of Combined Fixed Charge Coverage Ratio.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under “—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries.” Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (A) the then outstanding aggregate principal amount of such Indebtedness into (B) the sum of the total of the products obtained by multiplying (I) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (II) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is also a Domestic Restricted Subsidiary.

“Wholly Owned Restricted Subsidiary” of the Company means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any other Wholly Owned Restricted Subsidiary.

BOOK-ENTRY, DELIVERY AND FORMS

The Global Notes

The exchange notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (collectively, the “Global Note”). The Global Note will be deposited on the issue date with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, the Global Note may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a Global Note may not be exchanged for notes in physical, certificated form (“Certificated Notes”) except in the limited circumstances described below. All interests in a Global Note may be subject to the procedures and requirements of DTC.

Exchange Among the Global Notes

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company does not take any responsibility for these operations or procedures, and investors are urged to contact the system or its participants directly to discuss these matters. DTC has advised the Company that it is a:

•	limited purpose trust company organized under the laws of the State of New York;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	“clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

Certificated Notes

If:

•
we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act for the Global Notes, and in each case, a successor depositary for the Global Notes is not appointed within 90 days of such notice or cessation;

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Notes in exchange for all or any part of the notes represented by a Global Note or Global Notes; or

•	an Event of Default has occurred and is continuing and the registrar has received a request from DTC,

then DTC shall surrender such Global Note or Global Notes to the trustee for cancellation and we shall execute, and the trustee shall authenticate and deliver Certificated Notes in exchange for such Global Note or Global Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, exchange and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the ‘‘IRS’’) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes could differ from those described below.

The summary generally applies only to ‘‘U.S. Holders’’ that purchase notes in the initial offering at their issue price and hold the notes as ‘‘capital assets’’ (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts (‘‘Non-U.S. Holder’’). This summary describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects or any applicable foreign, state, or local laws.

Federal Income Tax Consequences of The Exchange Offer

Because the exchange notes should not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes should not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you should not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes should generally include your holding period for outstanding notes, your adjusted tax basis on the exchange notes should generally be the same as your adjusted tax basis in your outstanding notes, and the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

Tax Consequences to U.S. Holders

Taxation of Interest

If you are a U.S. Holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The notes are not expected to be issued to investors with ‘‘original issues discount’’ for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of the notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

The gain or loss you recognize on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20% for U.S. Holders other than corporations. The deductibility of capital losses by U.S. Holders is subject to limitation.

To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read ‘‘—Taxation of Interest’’ above.

Exchange Offer

The exchange offer described above under ‘‘Description of the Notes—Exchange Offer and Registration Rights’’ through which U.S. Holders will be entitled to exchange their notes for exchange notes, should not produce, for federal income tax purposes, recognizable gain or loss to either us or a U.S. Holder of an exchange note because the exchange notes will be identical in all material respects to the original notes, except that the issuance of the exchange notes will be registered and, therefore, not subject to transfer restrictions. A. U.S. Holder will have an initial adjusted tax basis and holding period in the exchange note equal to its adjusted tax basis and holding period in the original note exchanged therefor.

If we fail to register the issuance of the notes or if the exchange offer is not consummated within the required period of time (and under certain other circumstances), then special interest may accrue and become payable with respect to the notes. Our payments of special interest on your notes should not result in a deemed taxable exchange of the notes.

Tax Consequences to Non-U.S. Holders

Taxation of Interest

If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S. and you:

•	do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

In addition, for the exemption from withholding taxes to apply, a Non-U.S. Holder must provide us with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Treasury Regulations certifying that the beneficial owner of the note is a foreign person. If you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership. If these conditions are not satisfied, then interest paid on the notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

Sale, Exchange or Retirement of the Notes

Generally, any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a note will be exempt from U.S. federal income and withholding tax, provided that:

•	the gain is not effectively connected with your conduct of a trade or business within the United States; and

•
if you are an individual, you are neither present in the United States for 183 days or more during the taxable year nor a former citizen or long-term resident of the United States, subject to special rules that apply to expatriates.

Effectively Connected Income

If interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8 ECI, but generally you will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

Federal Estate Taxes

A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to the U.S. federal estate tax as a result of such individual’s death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and that the interest accrued on the notes was not effectively connected with that holder’s conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at a rate of 30% from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

If you are an individual U.S. Holder of the notes, payments of interest to you will generally be subject to information reporting, and also will be subject to backup withholding unless you provide us with a correct taxpayer identification number and neither the IRS nor a broker informs us that withholding is required.

The information reporting and backup withholding rules do not apply to payments subject to the 30% withholding tax (or a reduced rate pursuant to an applicable tax treaty) on interest paid to nonresidents or to payments exempt from that tax by application of a tax treaty or special exception. Therefore, if you are a Non-U.S. Holder, payments of interest on the notes will generally not be subject to information reporting or backup withholding, provided that you certify that you are a Non-U.S. Holder, as described under ‘‘Tax Consequences to Non-U.S. Holders-Taxation of Interest.’’

If you are a U.S. Holder, payments made to you by a broker upon a sale of notes will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder, payments made to you by a broker upon a sale of notes will not be subject to information reporting or backup withholding as long as you certify your foreign status.

Any amounts withheld from a payment to a Holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the Holder.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of the notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each Broker-Dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Each Broker-Dealer that receives exchange notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Broker-Dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Broker-Dealer for use in connection with any such resale. In addition, until             , 20            , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Issuers will not receive any proceeds from any sale of exchange notes by Brokers-Dealers. exchange notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such exchange notes. Any Broker-Dealer that resales exchange notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such Persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the Expiration Date, the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Broker-Dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for Stoneridge by Baker & Hostetler LLP, Cleveland, Ohio. As of March 31, 2002, Avery S. Cohen, a director and secretary of Stoneridge and a partner of Baker & Hostetler LLP beneficially owned 547,002 Stoneridge common shares (497,923 of which shares Mr. Cohen exercises trustee or custodian powers over and does not have a direct or indirect pecuniary interest).

EXPERTS

The consolidated financial statements and related schedules of Stoneridge, Inc. and Subsidiaries as of December 31, 2001 and December 31, 2000 and for each of the three year periods ended December 31, 2001, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein.

DOCUMENTS INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, we are incorporating this information by reference, which means that we can disclose important information to you by referring to these publicly filed documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 15, 2002;

2.	Definitive Schedule 14A filed with the Securities and Exchange Commission on April 3, 2002;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on April 12, 2002;

4.	The Current Reports on Form 8-K, filed with the Securities and Exchange Commission on April 12, 2002, April 16, 2002, April 26, 2002 and May 7, 2002.

We will provide without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus. See “Reference to Additional Material” for information regarding to whom such requests should be addressed.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

$200,000,000

Stoneridge, Inc.

11½% Senior Notes Due 2012

Prospectus

            , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director is entitled to indemnification. The Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such director, officer, employee or agent against such liability under the provisions of the Code of Regulations of the Registrant.

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant, subject to certain exceptions.

ITEM 21.    EXHIBITS

The following is a list of all exhibits filed as part of this Registration Statement on Form S-4, including those incorporated by reference.

Exhibit Number	Exhibit

3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

3.2	Amended and Restated Code of Regulations of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

4.1	Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.2
Indenture dated as of May 1, 2002, among Stoneridge, Inc. as Issuer, Certain subsidiaries of the Issuer, as Guarantors, and Fifth Third Bank, as trustee, (incorporated by reference to Exhibit 4.1 on Form 8-K dated May 7, 2002).

5.1	Opinion of Baker & Hostetler, LLP, filed herewith.

10.1	Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

10.2
Lease Agreement between Industrial Development Associates and the Alphabet Division, with respect to the Company’s Mebane, North Carolina facility (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.3
Lease Agreement between Stoneridge, Inc. and Alphabet, Inc., with respect to the Company’s division headquarters for the Alphabet Division (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.4	Share Exchange Agreement relating to the Berifors Acquisition (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

10.5	Joint Venture and Shareholders’ Agreements and Cooperation Agreement with Connecto AB (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

10.6
Credit Agreement dated as of May 1, 2002, among Stoneridge, Inc., as Borrower, the Lending Institutions named therein, as Lenders, National City Bank, as Administrative Agent, a Joint Lead Arranger and Collateral Agent, Deutsche Bank Securities Inc., as a Joint Lead Arranger, Comerica Bank and PNC Bank, National Association, as the Co-Documentation Agents (incorporated by reference to Exhibit 10.1 on Form 8-K dated May 7, 2002).

10.7
Purchase Agreement dated as of May 1, 2002, among Stoneridge Inc., Stoneridge Control Devices Inc., Stoneridge Electronics Inc. and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NatCity Investments Inc. (incorporated by reference to Exhibit 10.2 on Form 8-K dated May 7, 2002).

10.8
Registration Rights Agreement dated as of May 1, 2002, among Stoneridge Inc., Stoneridge Control Devices Inc., Stoneridge Electronics Inc. and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NatCity Investments Inc. (incorporated by reference to Exhibit 10.3 on Form 8-K dated May 7, 2002).

10.9	Proposed Form of Tax Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).

Exhibit Number	Exhibit

10.10
Agreement for the Purchase and Sale of Quotas of P.S.T. Industria Eletronica da Amazonia Ltda dated October 29, 1997(incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

10.11
Quotaholders’ Agreement among Marcos Ferretti, Sergio De Cerqueira Leite, Stoneridge, Inc. and P.S.T. Industria Eletronica da Amazonia Ltda dated October 29, 1997 (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

10.12
Stock Purchase Agreement by and among Stoneridge, Inc. and the Shareholders of Hi-Stat Manufacturing Co., Inc., dated as of December 7, 1998 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as of December 31, 1998).

10.13	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

12.1	Computation of ratios, filed herewith.

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

23.1	Consent of Independent Public Accountants, filed herewith.

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of Fifth Third Bank as Trustee under the Indenture, filed herewith.

99.1	Form of Letter of Transmittal, filed herewith.

99.2	Form of Notice of Guaranteed Delivery, filed herewith.

99.3	Form of Letter to Clients, filed herewith.

99.4	Form of Letter to Institutional Lenders, filed herewith.

ITEM 22.    UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would be not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(b) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warren, State of Ohio, on the17th day of May, 2002.

STONERIDGE, INC.
By:	/s/ CLOYD J. ABRUZZO
Cloyd J. Abruzzo,
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears, below hereby constitutes and appoints Cloyd J. Abruzzo, Kevin P. Bagby and Avery S. Cohen, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 17th day of May, 2002.

SIGNATURE	TITLE

/s/ CLOYD J. ABRUZZO Cloyd J. Abruzzo	President, Chief Executive Officer, Assistant Secretary and Director (principal executive officer)

/s/ KEVIN P. BAGBY Kevin P. Bagby	Chief Financial Officer and Treasurer, (principal financial officer and principal accounting officer)

/s/ D.M. DRAIME D.M. Draime	Director

/s/ AVERY S. COHEN Avery S. Cohen	Director

/s/ RICHARD E. CHENEY Richard E. Cheney	Director

Sheldon J. Epstein	Director

Charles J. Hire	Director

/s/ RICHARD G. LEFAUVE Richard G. LeFauve	Director

/s/ EARL L. LINEHAN Earl L. Linehan	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1	Second Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
3.2	Amended and Restated Code of Regulations of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
4.1	Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).
4.2
Indenture dated as of May 1, 2002, among Stoneridge, Inc. as Issuer, Certain subsidiaries of the Issuer, as Guarantors, and Fifth Third Bank, as trustee, (incorporated by reference to Exhibit 4.1 on Form 8-K dated May 7, 2002).

5.1	Opinion of Baker & Hostetler LLP, filed herewith.
10.1	Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
10.2
Lease Agreement between Industrial Development Associates and the Alphabet Division, with respect to the Company’s Mebane, North Carolina, facility (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.3
Lease Agreement between Stoneridge, Inc. and Alphabet, Inc., with respect to the Company’s division headquarters for the Alphabet Division (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

10.4	Share Exchange Agreement relating to the Berifors Acquisition (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
10.5	Joint Venture and Shareholders’ Agreements and Cooperation Agreement with Connecto AB (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
10.6
Credit Agreement dated as of May 1, 2002, among Stoneridge, Inc., as Borrower, the Lending Institutions named therein, as Lenders, National City Bank, as Administrative Agent, a Joint Lead Arranger and Collateral Agent, Deutsche Bank Securities Inc., as a Joint Lead Arranger, Comerica Bank and PNC Bank, National Association, as the Co-Documentation Agents (incorporated by reference to Exhibit 10.1 on Form 8-K dated May 7, 2002).

10.7
Purchase Agreement dated as of May 1, 2002, among Stoneridge Inc., Stoneridge Control Devices Inc., Stoneridge Electronics Inc. and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NatCity Investments Inc. (incorporated by reference to Exhibit 10.2 on Form 8-K dated May 7, 2002).

10.8
Registration Rights Agreement dated as of May 1, 2002, among Stoneridge Inc., Stoneridge Control Devices Inc., Stoneridge Electronics Inc. and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and NatCity Investments Inc. (incorporated by reference to Exhibit 10.3 on Form 8-K dated May 7, 2002).

10.9	Proposed Form of Tax Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (No. 333-33285)).
10.10
Agreement for the Purchase and Sale of Quotas of P.S.T. Industria Eletronica da Amazonia Ltda dated October 29, 1997(incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

10.11
Quotaholders’ Agreement among Marcos Ferretti, Sergio De Cerqueira Leite, Stoneridge, Inc. and P.S.T. Industria Eletronica da Amazonia Ltda dated October 29, 1997 (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1997).

10.12
Stock Purchase Agreement by and among Stoneridge, Inc. and the Shareholders of Hi-Stat Manufacturing Co., Inc., dated as of December 7, 1998 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as of December 31, 1998).

Exhibit Number	Exhibit
10.13	Form of Change in Control Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).
12.1	Computation of ratios, filed herewith.
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).
23.1	Consent of Independent Public Accountants, filed herewith.
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of Fifth Third Bank as Trustee under the Indenture, filed herewith.
99.1	Form of Letter of Transmittal, filed herewith.
99.2	Form of Notice of Guaranteed Delivery, filed herewith.
99.3	Form of Letter to Clients, filed herewith.
99.4	Form of Letter to Institutional Lenders, filed herewith.